EXECUTION VERSION

Deal CUSIP 09211MAG2 Revolving Facility CUSIP 09211MAH0
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF
July 19, 2021
AMONG

BLACK HILLS CORPORATION,
as the Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Banks,

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,

BANK OF AMERICA, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

U.S. BANK NATIONAL ASSOCIATION,
JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.,
and
WELLS FARGO SECURITIES, LLC,
as Co-Lead Arrangers and Co-Book Runners

EXECUTION VERSION

ii

TABLE OF CONTENTS
(This Table of Contents is not part of the Agreement)

EXHIBITS
A    Form of Note
B    Form of Compliance Certificate
C    Form of Assignment and Assumption Agreement
D    Reserved
E-1    Form of Borrowing Notice
E-2    Form of Conversion/Continuation Notice
E-3    Form of Paydown Notice
F-1    Form of U.S. Tax Compliance Certificate (Foreign Banks That Are Not Partnerships)
F-2    Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
F-3    Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
F-4    Form of U.S. Tax Compliance Certificate (Foreign Banks That Are Partnerships)

SCHEDULES
SCHEDULE 1     Pricing Grid
SCHEDULE 1.1         Existing Letters of Credit
SCHEDULE 2.1         Commitments
SCHEDULE 4         Administrative Agent’s Notice and Payment Info
SCHEDULE 5.2         Subsidiaries
SCHEDULE 5.5         Litigation
SCHEDULE 7.9         Existing Liens
SCHEDULE 7.18         Restrictions on Distributions
SCHEDULE 11.10(i)         Voting Participants

v

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 19, 2021, among BLACK HILLS CORPORATION, a South Dakota corporation (the “Borrower”), the financial institutions from time to time party hereto (each a “Bank,” and collectively the “Banks”), JPMORGAN CHASE BANK, N.A., in its capacity as syndication agent for the Banks (in such capacity, the “Syndication Agent”), BANK OF AMERICA, N.A. in its capacity as a co-documentation agent for the Banks and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as a co-documentation agent for the Banks (collectively, in such capacities, the “Co-Documentation Agents”), and U.S. BANK NATIONAL ASSOCIATION, in its capacity as administrative agent for the Banks hereunder (including its branches and Affiliates, in such capacity, the “Administrative Agent”).

WITNESSETH THAT:

WHEREAS, the Borrower, the Banks, the Syndication Agent, the Co-Documentation Agents and the Administrative Agent wish to amend and restate the Third Amended and Restated Credit Agreement, dated as of July 30, 2018 (as amended or modified prior to the effectiveness hereof, the “Existing Credit Agreement”), to which the Borrower and certain of the Banks are subject. The Borrower, the Banks, the Syndication Agent, the Co-Documentation Agents and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety pursuant to the terms hereof, and the Banks have each agreed to make such loans and other financial accommodations to the Borrower as set forth herein; (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the existing loans under the Existing Credit Agreement shall be reallocated as Loans (as defined below) owing to the Banks under this Agreement in accordance with each Bank’s Percentage on the Effective Date;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower outstanding thereunder, which shall be payable in accordance with the terms hereof;

WHEREAS, it is also the intent of the Borrower to confirm that all obligations under the Existing Credit Agreement and “Credit Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified and/or restated hereby and that, from and after the Effective Date, all references to the “Agreement” contained in any such existing “Credit Documents” shall be deemed to refer to this Agreement; and

WHEREAS, the Borrower desires to obtain the several commitments of the Banks to make available a revolving credit for loans and letters of credit (the “Revolving Credit”), as described herein; and

WHEREAS, the Banks are willing to extend such commitments subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth.

NOW, THEREFORE, in consideration of the recitals set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree that the Existing Credit Agreement is hereby amended and restated as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

Section 1.1 Definitions. The following terms when used herein have the following meanings:

“Account” is defined in Section 8.4(b) hereof.

“Added Bank” is defined in Section 2.12(b) hereof.

“Additional Commitment Bank” is defined in Section 2.15(d) hereof.

“Adjusted LIBOR” is defined in Section 2.3(b) hereof.

“Administrative Agent” is defined in the first paragraph of this Agreement and includes any successor Administrative Agent pursuant to Section 10.7 hereof.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with their correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly twenty percent (20%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or twenty percent (20%) or more of the partnership or other ownership interests of any other Person will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Borrower or any Subsidiary of the Borrower shall be deemed an Affiliate of the Borrower and each of its Subsidiaries.

“Agreement” means this Fourth Amended and Restated Credit Agreement, including all Exhibits and Schedules hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Margin” means, at any time (i) with respect to Base Rate Loans, the Base Rate Margin and (ii) with respect to Eurodollar Loans, the Eurodollar Margin.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arrangers” means, collectively, U.S. Bank, JPMorgan, BofA Securities, Inc. and Wells Fargo Securities, LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by the terms hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons whose specimen signatures are included in the incumbency certificate provided by the Borrower pursuant to Section 6.1(c) hereof, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (v) of Section 9.2(b).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BANA” means Bank of America, N.A.

“Bank” and “Banks” are defined in the first paragraph of this Agreement. Unless otherwise specified, the term “Banks” includes (i) U.S. Bank in its capacity as Swing Line Bank and (ii) each of the Issuing Agents. For the avoidance of doubt, the term “Banks” excludes Departing Banks.

“Bank Notice Date” is defined in Section 2.15(b) hereof.

“Base Rate” is defined in Section 2.3(a) hereof.

“Base Rate Loan” means a Loan bearing interest prior to maturity at a rate specified in Section 2.3(a) hereof.

“Base Rate Margin” means the percentage set forth in Schedule 1 hereto beside the then applicable Level.

“Benchmark” means, initially, the LIBOR Index Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBOR Index Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 9.2(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in clause (3) below:

(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate for U.S. dollar-denominated syndicated credit facilities by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the syndicated credit facilities referenced in clause (1) of the definition of

“Other Benchmark Rate Election”; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (1) of the definition of “Benchmark Replacement,” or in the case of any Term SOFR Transition Event, an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;

(2)    for purposes of clause (2) of the definition of “Benchmark Replacement,” an amount equal to 0.11448% (11.448 basis points);

(3)    for purposes of clause (3) of the definition of “Benchmark Replacement” (other than in the case of any Other Benchmark Rate Election), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities; and

(4) in the case of any Other Benchmark Rate Election, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Borrowing”, the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the applicability of reserve requirements and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Banks and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such Term SOFR Notice from the Borrower; or

(4)    in the case of an Early Opt-in Election or Other Benchmark Rate Election, the sixth Business Day after the date notice of such Early Opt-in Election or Other
Benchmark Rate Election, as applicable, is provided to the Banks, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Banks, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Banks comprising the Required Banks.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 9.2(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 9.2(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHP” means Black Hills Power, Inc., a South Dakota corporation.

“Borrower” is defined in the first paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Banks on a single date and for a single Interest Period. Borrowings of Loans are made by and maintained ratably for each of the Banks according to their Percentages. A Borrowing is “advanced” on the day Banks advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 2.5(a) hereof. The term “Borrowing” shall include Swing Line Loans unless otherwise expressly provided.

“Borrowing Notice” is defined in Section 2.5(a) hereof.

“Business Day” means any day other than a Saturday or Sunday on which Banks are not authorized or required to close in New York, New York, Chicago, Illinois or Rapid City, South Dakota and, if the applicable Business Day relates to the borrowing or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollars in the interbank market in London, England.

“Capital” means, as of any date of determination thereof, without duplication, the sum of (A) Consolidated Net Worth plus (B) all Consolidated Indebtedness.

“Capital Lease” means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligations” means, for any Person, the amount of such Person’s liabilities under Capital Leases determined at any date in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Bank, if later, the date on which such Bank becomes a Bank), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any governmental authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control Event” means one or more of the following events:

(a)    less than a majority of the members of the Board of Directors of the Borrower shall be persons who either were (i) nominated and approved by the Board of Directors of the Borrower serving as of the Effective Date or (ii) appointed by directors so nominated and approved; or

(b)    the stockholders of the Borrower shall approve any plan or proposal for the liquidation or dissolution of the Borrower; or

(c)    a Person or group of Persons acting in concert (other than the direct or indirect beneficial owners of the Voting Stock of the Borrower as of the Effective Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of Voting Stock of the Borrower representing more than thirty percent (30%) of the combined voting power of the outstanding Voting Stock or other ownership interests for the election of directors or shall have the right to elect a majority of the Board of Directors of the Borrower; or

(d)    except as permitted by Section 7.12 hereof, the Borrower ceases at any time to own one hundred percent (100%) of the Voting Stock and other equity interests of any Material Subsidiary (or such lower percentage that the Borrower owns at the time of organization or acquisition of such Material Subsidiary).

“CLF&P” means Cheyenne Light, Fuel & Power Company, a Wyoming corporation.

“CLF&P Indenture” means that certain Restated Indenture of Mortgage, Deed of Trust, Security Agreement and Financing Statement, dated as of November 20, 2007, between CLF&P and Wells Fargo Bank, National Association, as Trustee, together with all amendments and supplemental indentures thereto, and the first mortgage bonds issued in connection therewith.

“Co-Documentation Agents” is defined in the first paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” and “Commitments” are defined in Section 2.1 hereof.

“Commitment Fee” is defined in Section 3.1(a) hereof.

“Commitment Fee Rate” means the rate set forth in Schedule 1 hereto beside the then applicable Level.

“Compliance Certificate” means a certificate in the form of Exhibit B hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means all assets which should be listed on the consolidated balance sheet of the Borrower and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, without duplication, all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that Consolidated Indebtedness shall exclude Non-Recourse Indebtedness (but including first mortgage bond debt).

“Consolidated Indebtedness to Capitalization Ratio” means, as of any time the same is to be determined, the ratio of the amount of (A) Consolidated Indebtedness outstanding at such time to (B) the amount of Capital at such time.

“Consolidated Net Worth” means, as of any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding (to the extent otherwise included in calculating shareholders’ equity), minority interests in Subsidiaries) which would appear on the consolidated balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

“Controlled Group” means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.5(a) hereof.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Documents” means this Agreement, the Notes, the Fee Letters, the Supplemental Letter of Credit Agreement, the Letters of Credit and all other documents executed in connection herewith or therewith.

“Credit Event” means any Borrowing or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Daily Eurodollar Base Rate” is defined in Section 2.3(c) hereof.

“Daily Eurodollar Loan” is defined in Section 2.3(c) hereof.

“Daily Eurodollar Rate” is defined in Section 2.3(c) hereof.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended for U.S. dollar-denominated syndicated credit facilities by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Bank” means any Bank that has (a) failed to fund any portion of its Loans or participations in L/C Obligations on or prior to the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Swing Line Bank or any Issuing Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the condition precedent, together with any applicable default) to funding under this Agreement cannot be satisfied), (c) failed, within five (5) Business Days after written request by the Administrative Agent or any Issuing Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding L/C Documents, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such certification in form and substance satisfactory to the Administrative Agent and, if applicable, any such Issuing Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three (3) Business Days after the date when due, unless the subject of a good faith dispute, (e) become (i) or is insolvent or has a parent company that has become or is insolvent or (ii) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it or has taken any corporate or board or other action seeking or agreeing to the appointment of any such Person or (f) has (or whose direct or indirect parent company has) become the subject of a Bail-In Action; provided, a Bank shall not become a Defaulting Bank solely as the result of the acquisition or maintenance of an ownership interest in such Bank or Person controlling such Bank or the exercise of control over a Bank or Person controlling such Bank by a governmental authority or an instrumentality thereof.
“Departing Bank” means each lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Bank Signature Page.
“Departing Bank Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Bank executing the same shall cease to be a party to the Existing Credit Agreement on the Effective Date.
“Derivative Arrangement” means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, future agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option, that relates to fluctuations in raw material prices or utility or energy prices or other costs, or any other similar agreement, including any option to enter into any of the foregoing, or any combination of any of the foregoing. “Derivative Arrangements” shall include all such agreements or arrangements made or entered into at any time, or in effect at any time, whether or not related to a Loan or L/C Obligations.

“Derivative Obligations” means, with respect to any Person, all liabilities of such Person under any Derivative Arrangement (including but not limited to obligations and liabilities arising in connection with or as a result of early or premature termination of a Derivative Arrangement, whether or not occurring as a result of a default thereunder), absolute or contingent, now or hereafter existing or incurred or due or to become due.

“Designated Persons” means a person or entity (a) listed in the annex to any Executive Order or (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or that is otherwise the subject of any Sanctions Laws and Regulations.

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of:

(1)    a notification by the Administrative Agent to each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as the then-current benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Banks.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means July 19, 2021.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, DebtX® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) a Bank, (b) an Affiliate of a Bank, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) each Issuing Agent, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include any Ineligible Institution.
“Environmental and Health Laws” means any and all federal, state, regional, county, local and foreign statutes, laws, common law, regulations, ordinances, judgments, orders (including, without limitation, administrative orders), permits, licenses and governmental rules or restrictions relating to human health, safety (including without limitation occupational safety and health standards), pollution, natural resources, conservation or the environment, or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes, or the removal, investigation or clean-up (including but not limited to oversight, security and relocation) or other remediation thereof.

“ERISA” is defined in Section 5.8 hereof.

“Erroneous Payment” is defined in Section 10.9(a) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest prior to its maturity at the rate specified in Section 2.3(b) hereof and does not include a Daily Eurodollar Loan.

“Eurodollar Margin” means the percentage set forth in Schedule 1 hereto beside the then applicable Level.

“Eurodollar Reserve Percentage” is defined in Section 2.3(b) hereof.

“Event of Default” means any of the events or circumstances specified in Section 8.1 hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Administrative Agent or Bank or required to be withheld or deducted from a payment to any Administrative Agent or Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Administrative Agent or Bank being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan, Letter of Credit or Commitment or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 11.1, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to Administrative Agent’s or Bank’s failure to comply with Section 11.1 and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to such term in the definition of Sanctions Laws and Regulations.

“Existing Credit Agreement” is defined in the Preamble hereto.

“Existing Letters of Credit” means each of the Letters of Credit outstanding under this Agreement as of the Effective Date, as set forth on Schedule 1.1 hereto.

“Existing Termination Date” is defined in Section 2.15 hereof.

“Extending Bank” is defined in Section 2.15 hereof.

“Extension Date” is defined in Section 2.15 hereof.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, individually and collectively, each of (i) that certain letter dated as of June 18, 2021 by and between U.S. Bank and the Borrower pertaining to fees to be paid by the Borrower to U.S. Bank thereunder, (ii) that certain letter dated as of June 18, 2021 by and among U.S. Bank, JPMorgan and the Borrower pertaining to fees to be paid by the Borrower to U.S. Bank and JPMorgan thereunder and (iii) that certain letter dated as of June 18, 2021 by and among BofA Securities, BANA, Wells Fargo, Wells Fargo Securities, LLC and the Borrower pertaining to fees to be paid by the Borrower to BofA Securities, BANA, Wells Fargo and Wells Fargo Securities, LLC thereunder.

“Fitch Rating” means the rating assigned by Fitch Ratings Inc., or any successor thereto that is a nationally recognized rating agency to the outstanding senior unsecured non-credit enhanced long-term indebtedness of a person (or, if neither such division nor any successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States as mutually agreed between the Required Banks and Borrower). Any reference herein to any specific rating is a reference to such rating as currently defined by Fitch Ratings Inc. (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.

“Foreign Bank” means a Bank that is not a U.S. person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower’s financial statements furnished to the Banks as described in Section 5.4 hereof.

“Granting Bank” has the meaning specified in Section 11.10(h) hereof.
“Guarantee” means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise, provided, that the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business; and such term when used as a verb shall have a correlative meaning.

“Hazardous Material” means any chemical, substance or material, the generation, use, storage, transportation or disposal of which, is prohibited, limited or regulated by any

Environmental and Health Law, and includes, without limitation, (a) asbestos, polychlorinated biphenyls, dioxins and petroleum or its by-products or derivatives (including crude oil or any fraction thereof), lead-based paint, mold and radon, and (b) any material or substance the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, Release, disposal, abatement, cleanup, removal, remediation or handling of which, is prohibited, controlled or regulated pursuant to any Environmental and Health Law.

“Immaterial Subsidiary” shall mean, any Subsidiary of the Borrower whose total assets (as determined in accordance with GAAP) do not represent at least ten percent (10%) of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower pursuant to Section 7.6 hereof.

“Impacted Bank” means any Bank that fails promptly to provide the Administrative Agent, upon the Administrative Agent’s reasonable request therefor, reasonably satisfactory assurance that such Bank will not become a Defaulting Bank.

“Indebtedness” means, as to any Person, without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of property or services (other than in respect of trade accounts payable arising in the ordinary course of business which are not past-due); (iii) all Capitalized Lease Obligations of such Person; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of the Borrower or any Subsidiary of the Borrower in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Guarantees issued by such Person, provided that, for purposes of calculating the Borrower’s compliance with the financial covenant set forth in Section 7.17 hereof, (A) Long-Term Guaranties shall not be deemed “Indebtedness” and (B) the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; (vi) all obligations of such Person, contingent or otherwise, in respect of any letters or credit (whether commercial or standby) or bankers’ acceptances, (vii) all Derivative Obligations of such Person, provided that for purposes of determining the Borrower’s compliance with the financial covenant set forth in Section 7.17 hereof, only the Borrower’s Derivative Obligations under Derivative Arrangements (calculated after giving effect to any cash collateral and counterparty netting arrangements with respect to any such Derivative Obligations) which must be marked-to-market in accordance with GAAP shall be included as Indebtedness of the Borrower, and (viii) all obligations of such Person under synthetic (and similar type) lease arrangements, provided that for purposes of calculating such Person’s Indebtedness under such synthetic (or similar type) lease arrangements, such lease arrangement shall be treated as if it were a Capital Lease. Notwithstanding the foregoing, Indebtedness shall exclude the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” means (i) a natural person, (ii) a Defaulting Bank or any of its Subsidiaries, (iii) the Borrower, any of its Subsidiaries or any of its Affiliates, or (iv) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Interest Period” is defined in Section 2.6 hereof.

“IRS” means the United States Internal Revenue Service.

“Issuing Agents” means each of (i) U.S. Bank, (ii) JPMorgan, (iii) BANA, (iv) Wells Fargo, (v) solely with respect to the Existing Letters of Credit, each other Bank which has issued any such Existing Letters of Credit, and (vi) any other Bank who agrees to be an Issuing Agent and who is acceptable to the Borrower and the Administrative Agent.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“L/C Documents” means the Letters of Credit, any draft or other document presented in connection with a drawing thereunder, any Supplemental Letter of Credit Agreement and this Agreement.

“L/C Fee Rate” means the rates set forth in Schedule 1 hereto beside the then applicable Level.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“Lending Office” is defined in Section 9.4 hereof.

“Letter of Credit” is defined in Section 2.2(a) hereof.

“Level I Status” means, subject to Schedule 1, the Borrower’s S&P Rating is A or higher, its Fitch Rating is A or higher and its Moody’s Rating is A2 or higher.

“Level II Status” means, subject to Schedule 1, Level I Status does not apply, but the Borrower’s S&P Rating is A- or higher, its Fitch Rating is A- or higher and its Moody’s Rating is A3 or higher.

“Level III Status” means, subject to Schedule 1, neither Level I Status nor Level II Status applies, but the Borrower’s S&P Rating is BBB+ or higher, its Fitch Rating is BBB+ or higher and its Moody’s Rating is Baa1 or higher.

“Level IV Status” means, subject to Schedule 1, neither Level I Status, Level II Status nor Level III Status applies, but the Borrower’s S&P Rating is BBB or higher, its Fitch Rating is BBB or higher and its Moody’s Rating is Baa2 or higher.

“Level V Status” means, subject to Schedule 1, neither Level I Status, Level II Status, Level III Status nor Level IV Status applies.

“LIBOR” is defined in Section 2.3(b) hereof.

“LIBOR Index Rate” is defined in Section 2.3(b) hereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” and “Loans” means a Revolving Loan or a Swing Line Loan.

“Long-Term Guarantee” means (i) any Guarantee issued by the Borrower or its Subsidiaries under which the holder or beneficiary of such Guarantee is not permitted under any circumstance or contingency to make demand or exercise any other remedies under such Guarantee prior to the Termination Date, as extended from time to time in accordance with the terms hereof and (ii) any coal mining reclamation bonds or contingent indemnity or reimbursement obligations with respect to such reclamation bonds (so long as such reclamation bonds have not been called upon).

“Material Adverse Effect” means a material adverse effect on (i) the business, financial position or results of operations of the Borrower or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its material obligations under the Credit Documents or (iii) the validity or enforceability of the material obligations of the Borrower under any Credit Document or the rights or remedies of the Agent and the Banks thereunder; provided that a downgrade of the Borrower’s S&P Rating, Fitch Rating and/or Moody’s Rating and/or any other credit rating of Borrower from any other credit rating agency shall not, in and of itself, be deemed a “Material Adverse Effect” for purposes of this Agreement.

“Material Subsidiaries” means any Subsidiary of the Borrower whose total assets (including any equity interests in other Subsidiaries and as determined in accordance with GAAP) represent ten percent (10%) or more of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower pursuant to Section 7.6 hereof; all Material Subsidiaries are designated as such in Schedule 5.2 hereto, as updated from time to time in accordance with the terms of this Agreement.

“Moody’s Rating” means the rating assigned by Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency to the outstanding senior unsecured non-credit enhanced long-term indebtedness of a Person (or if neither Moody’s Investors Service, Inc. nor any such successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States of America as mutually agreed between the Required Banks and the Borrower). Any reference in this Agreement to any specific rating is a reference to such rating as defined as of the date hereof by Moody’s Investors Service, Inc. (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.

“Multiemployer Plan” means an employee pension benefit plan covered by Title IV of ERISA that is a multiemployer plan under Section 4001(a)(3) of ERISA, and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five years made contributions.

“Non-Defaulting Bank” means a Bank that is not a Defaulting Bank.
“Non-Extending Bank” is defined in Section 2.15(b) hereof.
“Non-Recourse Indebtedness” means, without duplication, all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP incurred in connection with project financings and refinancings (including project financings and refinancings of existing assets) as to which the holder of such Indebtedness has recourse solely against the assets of the Project Finance Subsidiary that incurs such Indebtedness and not against the Borrower or a Subsidiary of the Borrower other than a Project Finance Subsidiary or any of their other assets (whether directly, through a Guarantee or otherwise), other than the pledge of the stock (or similar equity interest) of the Project Finance Subsidiary which incurred such Indebtedness. For purposes of clarification, any Indebtedness of a Project Finance Subsidiary which would otherwise constitute Non-Recourse Indebtedness but for the issuance by the Borrower or a Subsidiary of the Borrower of a Guarantee or other document which provides recourse with respect to such Indebtedness, such Indebtedness shall for all purposes of this Agreement be deemed Non-Recourse Indebtedness so long as (i) the Borrower’s or such Subsidiary’s obligations under such Guarantee or other document are treated for all purposes as Consolidated Indebtedness hereunder, (ii) such Consolidated Indebtedness of the Borrower or such Subsidiary pursuant to such Guaranty is unsecured and is otherwise permitted by this Agreement, and (iii) such Consolidated Indebtedness of the Borrower or such Subsidiary pursuant to all such Guaranties does not in the aggregate exceed $100,000,000 at any one time outstanding.
“Note” is defined in Section 2.10(a) hereof.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all fees payable hereunder, all obligations of the Borrower to pay principal of or interest on Loans and L/C Obligations, fees, expenses, indemnities, and all other payment obligations of the Borrower arising under or in relation to any Credit Document.

“OFAC” has the meaning assigned to such term in the definition of Sanctions Laws and Regulations.

“Other Benchmark Rate Election” means, if the then-current Benchmark is the LIBOR Index Rate, the occurrence of:

(1)    a notification by the Administrative Agent to each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBOR Index Rate and the provision by the Administrative Agent of written notice of such election to the Banks.

“Other Connection Taxes” means, with respect to any Administrative Agent or Bank, Taxes imposed as a result of a present or former connection between such Administrative Agent or Bank and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent or Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.18).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time), and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participating Interest” is defined in Section 2.2(d) hereof.

“Paydown Notice” is defined in Section 2.8(a) hereof.

“Payment Recipient” is defined in Section 10.9(a) hereof.

“Percentage” means, for each Bank, the percentage of the Commitments represented by such Bank’s Commitment or, if the Commitments have been terminated, the percentage held by such Bank (including through participation interests in Swing Line Loans and L/C Obligations) of the aggregate principal amount of all outstanding Obligations.

“Permitted Derivative Obligations” means all Derivative Obligations as to which the Derivative Arrangements giving rise to such Derivative Obligation are entered into in the ordinary course of business to hedge interest rate risk, currency risk, commodity price risk or the production of the Borrower or its Subsidiaries (and not for speculative purposes) and if such Derivative Obligation is an obligation of the Borrower, such Derivative Obligation ranks no greater than pari passu to the Obligations.

“Permitted Receivables Facility” shall mean the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by one or more Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the respective Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” shall mean (i) Receivables (whether now existing or arising in the future) of the Receivable Sellers which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to Subsidiaries of the Borrower secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of Subsidiaries of the Borrower which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests on terms and conditions reasonably acceptable to the Administrative Agent, in each case as such documents and agreements described in this definition of “Permitted Receivables Facility Documents” may be amended, modified, supplemented, refinanced or replaced from time to time so long as any such amendments, modifications, supplements, refinancings or replacements (i) do not impose any conditions or requirements the result of which would cause the applicable Receivables Entity to fail to satisfy the requirements of clause
(y) of the definition of “Receivables Entity”, (ii) do not impose any conditions or requirements on the Borrower or any of its Subsidiaries (other than the applicable Receivables Entity) that, taken as a whole, are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, and (iii) are not material and adverse in any way to the interests of the Banks; provided, that with respect to any such documents and agreements described in this definition of “Permitted Receivables Facility Documents”, (x) any extension of maturity, (y) any change in commitments or (z) any modification of the advance rates thereunder shall be deemed not to be in violation of subclauses (i) through (iii) above.

“Permitted Receivables Related Assets” means any assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored and maintained by a member of the Controlled Group.

“PBGC” is defined in Section 5.8 hereof.

“Project Finance Subsidiary” means any Subsidiary of the Borrower as to which the creditors and other holders of Indebtedness of such Subsidiary have recourse solely against the assets of such Subsidiary and not against the Borrower or any other Subsidiary of the Borrower or any of their other assets (whether directly, through a Guarantee or otherwise) other than (i) pursuant to a Guarantee permitted hereunder and (ii) the stock of such Subsidiary (or similar equity interest).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended.

“Receivables” means, solely to the extent arising in connection with the Borrower’s recovery of costs related to Storm Uri, all accounts receivable (including, without limitation, all rights to payment created by or arising from time to time from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance) and the proceeds thereof.

“Receivables Entity” means each wholly-owned Subsidiary of the Borrower which engages in no activities other than in connection with the financing of Receivables and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary (excluding, with respect to any Subsidiary, guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any Subsidiary in any way (other than, with respect to any Subsidiary, pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than, with respect to any Subsidiary, pursuant to Standard Securitization Undertakings), (b) with which neither the Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding (other than, with respect to any Subsidiary, pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms which the Borrower reasonably believes to be less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower, and (c) to which neither the Borrower nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means Subsidiaries of the Borrower that are from time to time party to the Permitted Receivables Facility Documents.

“Reference Rating” is the rating for the Borrower’s senior, unsecured long-term indebtedness for borrowed money that is not guaranteed by any other person or entity.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Reimbursement Obligation” is defined in Section 2.2(c) hereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required Banks” means, as of the date of determination thereof, any Banks holding in the aggregate more than fifty percent (50%) of the Percentages, provided, that at any time there are two (2) or fewer Banks, Required Banks shall mean Banks holding one hundred percent (100%) of the Percentages.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit” has the meaning specified in the recitals hereof.

“Revolving Loans” are defined in Section 2.1 hereof and include a Base Rate Loan or Eurodollar Loan, each of which is a “type” of Loan hereunder.

“S&P Rating” means the rating assigned by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized rating agency to the outstanding senior unsecured non-credit enhanced long-term indebtedness of a Person (or, if neither such division nor any successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States as mutually agreed between the Required Banks and the Borrower). Any reference in this Agreement to any specific rating is a reference to such rating as defined as of the date hereof by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (or such a successor), and shall be deemed to refer to the equivalent rating if such rating system changes.

“Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State and (b) any sanctions measures imposed by the United Nations Security Council, European Union or the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Security” has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time), or in the case of an update to such rate by the SOFR Administrator, at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SPC” has the meaning specified in Section 11.10(h) hereof.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by any Subsidiary of Borrower in connection with the

Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Subsidiary” of a Person means any corporation or other entity (i) which is consolidated into the financial statements of such Person in accordance with GAAP or (ii) of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person or by one or more of its Subsidiaries; provided, however that the term “Subsidiary” shall not include any corporation or other entity in which such Person owns no outstanding stock or comparable equity interest. Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supplemental Letter of Credit Agreement” is defined in Section 2.2(a) hereof.

“Swing Line Availability” is defined in Section 2.1(b)(i) hereof.

“Swing Line Bank” means U.S. Bank National Association or such other Bank which may succeed to its rights and obligations as Swing Line Bank pursuant to the terms of this Agreement.

“Swing Line Borrowing Notice” is defined in Section 2.1(b)(ii) hereof.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Bank pursuant to Section 2.1(b) hereof.

“Swing Line Sublimit” means the maximum principal amount of Swing Line Loans the Swing Line Bank may have outstanding to the Borrower at any one time, which, as of the date hereof, is $75,000,000.

“Syndication Agent” is defined in the first paragraph of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended for U.S. dollar-denominated syndicated credit facilities by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Banks and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent at any time, in its sole discretion, that (a) Term SOFR has been recommended for use for U.S. dollar-denominated syndicated credit facilities by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent, and (c) a Benchmark Transition Event or an Early Opt-in Election (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 9.2(b) that is not Term SOFR.

“Termination Date” means July 19, 2026.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents, the borrowing of Loans and other credit extensions hereunder, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unguaranteed Non-Recourse Indebtedness” means, without duplication, Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP incurred in connection with project financings (including project financings of existing assets) as to which the holder of such Indebtedness has recourse solely against the assets of the Project Finance Subsidiary that incurs such Indebtedness and not against the Borrower or a Subsidiary of the Borrower other than a Project Finance Subsidiary or any of their other assets (whether directly, through a Guarantee or otherwise), other than the pledge of the stock (or similar equity interest) of the Project Finance Subsidiary which incurred such Indebtedness; provided, for purposes of clarification of this definition, any Indebtedness of a Project Finance Subsidiary in which the Borrower or a Subsidiary of the Borrower has issued a Guarantee or is a party to any other document which provides recourse with respect to such Indebtedness, such Indebtedness shall for all purposes of this Agreement not be deemed Unguaranteed Non-Recourse Indebtedness.

“U.S. Bank” means U.S. Bank National Association.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 11.1.

“Voting Participant” is defined in Section 11.10(i) hereof.

“Voting Participant Notification” is defined in Section 11.10(i) hereof.

“Voting Stock” of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person.

“Welfare Plan” means a “welfare plan,” as defined in Section 3(l) of ERISA.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly-Owned” when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors’ qualifying shares as required by law) shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Interpretation

The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to New York, New York time unless otherwise specifically provided. The word “including” means including without limiting the generality of any description preceding such term. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP in effect on the Effective Date, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement. Whether any obligations of the Borrower or any Subsidiary are “pari passu” with the Obligations shall be determined based on contractual rights and shall not take into consideration structural seniority or subordination. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), and (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. In addition, notwithstanding any other provision herein, the definitions set forth in this Agreement and any financial calculations required by the Credit Documents shall be computed to exclude any change to lease accounting rules as a result of Financial Accounting Standards Board Accounting Standards Codification 842 (Leases) from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance.

Section 1.3 LIBOR Notification

The interest rate on Borrowings of Eurodollar Loans is determined by reference to LIBOR, which is derived from the LIBOR Index Rate. Section 9.2(b) provides a mechanism for (a) determining an alternative rate of interest if the LIBOR Index Rate is no longer available or in the other circumstances set forth in Section 9.2(b), and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the LIBOR Index Rate or other rates in the definition of LIBOR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 9.2(b), will have the same value as, or be economically equivalent to, the LIBOR Index Rate.

SECTION 2. THE CREDITS.

Section 2.1 The Commitments and the Loans

(a)    The Revolving Loan Commitment. Subject to the terms and conditions hereof (including Sections 6.1 and 6.2 hereof), each Bank, by its acceptance hereof, severally agrees to make a loan or loans to the Borrower from time to time on a revolving basis (individually a “Revolving Loan” and collectively “Revolving Loans”) in U.S. Dollars in an aggregate outstanding amount up to the amount of its commitment set forth opposite the name of such Bank on Schedule 2.1 hereto (such amount, as reduced pursuant to Section 2.12(a) hereof, increased pursuant to Section 2.12(b) hereof, or changed as a result of one or more assignments under Section 11.10 hereof its “Commitment” and, cumulatively for all the Banks, the “Commitments”) before the Termination Date, provided that the sum of the aggregate amount of Loans (including Revolving Loans and Swing Line Loans) and of L/C Obligations at any time outstanding shall not exceed the Commitments in effect at such time. On the Termination Date the Commitments shall terminate. Each Borrowing of Revolving Loans shall be made ratably from the Banks in proportion to their respective Percentages. As provided in Section 2.5(a) hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to all the terms and conditions hereof. Unless an earlier maturity is provided for hereunder, all Revolving Loans shall mature and be due and payable on the Termination Date.

(b)    Swing Line Loans.

(i)    Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 6.2 hereof and, if such Swing Line Loan is to be made on the date of the initial Credit Event hereunder, the satisfaction of the conditions precedent set forth in Section 6.1 hereof as well, from and including the date of this Agreement and prior to the Termination Date, the Swing Line Bank may, at its option, on the terms and conditions set forth in this Agreement, make Swing Line Loans in U.S. Dollars to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Sublimit, provided that the sum of the aggregate amount of Loans (including Revolving Loans and Swing Line Loans) and of L/C Obligations at any time outstanding shall not exceed the Commitments in effect at such time, and provided further that at no time shall the sum of (i) the Swing Line Bank’s Percentage of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Bank pursuant to Section 2.1 hereof, plus (iii) the Swing Line Bank’s Percentage of the L/C Obligations, exceed the Swing Line Bank’s Commitment in its capacity as a Bank hereunder at such time. Subject to the terms of this Agreement (including, without limitation the discretion of the Swing Line Bank), the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

(ii)    Borrowing Notice. In order to borrow a Swing Line Loan, the Borrower shall deliver to the Administrative Agent and the Swing Line Bank an irrevocable Borrowing Notice (a “Swing Line Borrowing Notice”) not later than 1:00 p.m. (New York time) on the date of Borrowing of such Swing Line Loan, specifying (i) the applicable date of Borrowing (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000.

(iii)    Making of Swing Line Loans; Participations. Not later than 2:00 p.m. (New York time) on the applicable date of Borrowing, the Swing Line Bank shall make available the Swing Line Loan, in funds immediately available, to the Administrative Agent at its address specified pursuant to Section 11.8 hereof. The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the Borrower on the date of Borrowing at the Administrative Agent’s aforesaid address. Each time that a Swing Line Loan is made by the Swing Line Bank pursuant to this Section 2.1(b)(iii), the Swing Line Bank shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Bank and each Bank shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swing Line Bank a participation in such Swing Line Loan in proportion to its Percentage.

(iv)    Repayment of Swing Line Loans. The Borrower shall repay the then unpaid principal amount of each Swing Line Loan on the earlier of the Termination Date and the first date after such Swing Line Loan is made that is the last day of a calendar month and is at least two (2) Business Days after such Swing Line Loan is made. In addition, the Swing Line Bank may at any time in its sole discretion with respect to any outstanding Swing Line Loan, upon notice to the banks delivered not later than 11:00 a.m. (New York time) on any date, require each Bank to fund the participation acquired by such Bank pursuant to Section 2.1(b)(iii) hereof or require each Bank (including the Swing Line Bank) to make a Revolving Loan in the amount of such Bank’s Percentage of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 12:00 noon (New York time) on the date of any notice received pursuant to this Section 2.1(b)(iv), each Bank shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Section 11.8 hereof. Revolving Loans made pursuant to this Section 2.1(b)(iv) shall initially be Base Rate Loans or Daily Eurodollar Loans and thereafter may be continued as Base Rate Loans or Daily Eurodollar Loans or converted into Eurodollar Loans in the manner provided in Section 2.6 hereof and subject to the other conditions and limitations set forth in this Article II. Unless a Bank shall have notified the Swing Line Bank, prior to the Swing Line Bank’s making any Swing Line Loan, that any applicable condition precedent set forth in Sections 6.1 or 6.2 hereof had not then been satisfied, such Bank’s obligation to make Revolving Loans pursuant to this Section 2.1(b)(iv) to repay Swing Line Loans or to fund the participation acquired pursuant to Section 2.1(b)(iii) hereof shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Borrower, the Administrative Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Bank fails to make payment to the Administrative Agent of any amount due under this Section 2.1(b)(iv), interest shall accrue thereon at the NYFRB Rate for each day during the period commencing on the date of demand and ending on the date such amount is received and the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Bank hereunder until the Administrative Agent receives such payment from such Bank or such obligation is otherwise fully satisfied. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans, together with accrued interest thereon.

Section 2.2 Letters of Credit
(a)    General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit the Issuing Agents shall issue standby letters of credit denominated in U.S. Dollars (each a “Letter of Credit”) for the Borrower’s account, provided that: the aggregate amount of L/C Obligations outstanding at any time shall not exceed either (x) the difference between the Commitments in effect at such time and the aggregate amount of Loans then outstanding or (y) $200,000,000. Upon receipt of a request to issue a Letter of Credit, the relevant Issuing Agent shall notify the Administrative Agent in order to confirm sufficient availability pursuant to the immediately preceding sentence. Each Letter of Credit shall be issued by the applicable Issuing Agent, but each Bank shall be obligated to purchase an undivided percentage participating interest in such Letter of Credit from the applicable Issuing Agent pursuant to Section 2.2(d) hereof in an amount equal to its Percentage of the amount of each drawing thereunder and, accordingly, the undrawn face amount of each Letter of Credit shall constitute usage of the Commitment of each Bank pro rata in accordance with each Bank’s Percentage. The Borrower shall execute a standard letter of credit application and agreement which serves the same purpose with each Issuing Agent (collectively, the “Supplemental Letter of Credit Agreement”) which shall contain certain terms applicable to the Letters of Credit. To the extent any provision of the Supplemental Letter of Credit Agreement is inconsistent with the terms of this Agreement, the terms of this Agreement shall control. Each Existing Letter of Credit shall for all purposes be deemed to be a Letter of Credit issued on the Effective Date under this Agreement. No Issuing Agent shall have an obligation pursuant to the Credit Documents to issue any Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the aggregate face amount of Letters of Credit issued by such Issuing Agent then outstanding plus, without duplication, any unreimbursed Reimbursement Obligations in respect of Letters of Credit issued by such Issuing Agent, would exceed $18,750,000, unless otherwise agreed to by such Issuing Agent and the Administrative Agent.

(b)    Supplemental Letter of Credit Agreements. At any time before thirty (30) days prior to the Termination Date, each Issuing Agent shall, at the request of the Borrower given to such Issuing Agent at least three (3) Business Days prior to the requested date of issuance, issue one or more Letters of Credit, in a form satisfactory to such Issuing Agent, with expiration dates no later than five (5) Business Days prior to the Termination Date, in an aggregate face amount as set forth above, upon the receipt of a duly executed Supplemental Letter of Credit Agreement for the relevant Letter of Credit in the form customarily prescribed by such Issuing Agent for the type of Letter of Credit requested. Notwithstanding anything contained in any Supplemental Letter of Credit Agreement to the contrary (i) the Borrower’s obligation to pay fees in connection with each Letter of Credit shall be as exclusively set forth in Section 3.1(b) hereof, and (ii) if the applicable Issuing Agent is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid (it being understood that a drawing which is reimbursed pursuant to, and in accordance with, Section 2.5(c) hereof shall be deemed to have been timely reimbursed), the Borrower’s obligation to reimburse the applicable Issuing Agent for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay on demand) from and after the date such drawing is paid at a rate per annum equal to the sum of two percent (2.00%) plus the Base Rate Margin plus the Base Rate from time to time in effect. The applicable Issuing Agent will promptly notify the Administrative Agent, which in turn will promptly notify the Banks of each issuance by it of a Letter of Credit and any amendment or extension of a Letter of Credit. Each Issuing Agent agrees to issue amendments to any Letters of Credit issued by it increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions set forth herein (including the conditions set forth in Section 6.2 hereof and the other terms of this Section 2.2). Without limiting the generality of the foregoing, an Issuing Agent’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the conditions set forth herein (including the conditions set forth in Section 6.2 hereof and the other terms of this Section 2.2) and an Issuing Agent will not issue, amend or extend the expiration date of any Letter of Credit if any Bank notifies such Issuing Agent of any failure to satisfy or otherwise comply with such conditions and terms and directs such Issuing Agent not to take such action.

(c)    The Reimbursement Obligations. Subject to Section 2.2(b) hereof, the obligation of the Borrower to reimburse the applicable Issuing Agent for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed, to the extent not inconsistent with this Agreement, by the Supplemental Letter of Credit Agreement related to such Letter of Credit, except that (i) reimbursement of each drawing paid prior to 1:30 p.m. (New York time) shall be made in immediately available funds at the applicable office of Issuing Agent which has been designated by it to the Borrower in writing for such purpose on the date when such drawing is paid or (ii) if such drawing was paid after 1:30 p.m. (New York time), by 12:00 noon (New York time) on the next Business Day. If the Borrower does not make any such reimbursement payment on the date due (whether through a deemed request for a Base Rate Loan pursuant to Section 2.5(c) hereof or otherwise) and the Banks fund their participations therein in the manner set forth in Section 2.2(d) hereof, then all payments thereafter received by an Issuing Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.2(d) hereof. An Issuing Agent shall notify the Borrower and the Administrative Agent promptly of its intent to pay, or payment of, a drawing under a Letter of Credit.

(d)    The Participating Interests. Each Bank, by its acceptance hereof, severally agrees to purchase from each Issuing Agent, and each Issuing Agent hereby agrees to sell to each such Bank, an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, such Issuing Agent. Upon any failure by the Borrower to pay any Reimbursement Obligation by the time required as set forth in Section 2.2(c) hereof, or if an Issuing Agent is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Bank shall, not later than the Business Day it receives a demand from the Administrative Agent on behalf of such Issuing Agent (which Issuing Agent hereby covenants and agrees it will deliver to the Administrative Agent) to such effect, if such demand is received before 2:00 p.m. (New York time), or not later than the following Business Day, if such demand is received after such time, pay to such Issuing Agent an amount equal to its Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by such Issuing Agent to the date of such payment by such Bank a rate per annum equal to (i) from the date the related payment was made by such Issuing Agent to the date two (2) Business Days after payment by such Bank is due hereunder, the NYFRB Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Bank to the date such payment is made by such Bank, the Base Rate in effect for each such day. Each such Bank shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the applicable Issuing Agent retaining its Percentage as a Bank hereunder.

The several obligations of the Banks to the Issuing Agents under this Section 2.2(d) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Bank may have or have had against the Borrower, the Administrative Agent, the Issuing Agents, any Bank or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Bank, and each payment by a Bank under this Section 2.2 shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Agents and the Administrative Agent shall be entitled to offset amounts received for the account of a Bank under the Credit Documents against unpaid amounts due from such Bank to the applicable Issuing Agent or the Administrative Agent, as applicable, hereunder (whether as fundings of participations, indemnities or otherwise).

(e)    Indemnification. The Banks shall, to the extent of their respective Percentages, indemnify each Issuing Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except to the extent resulting from such Issuing Agent’s gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction) that an Issuing Agent may suffer or incur in connection with any Letter of Credit issued by it. The Issuing Agents shall be entitled to all of the rights and protections afforded the Administrative Agent under Section 10 hereof. The obligations of the Banks under this Section 2.2(e) and all other parts of this Section 2.2 shall survive termination of this Agreement and of all other L/C Documents.

(f)    Issuing Agents. Each Bank hereby appoints U.S. Bank, JPMorgan, BANA, Wells Fargo and any other Person who satisfies the definition of Issuing Agent, as the Issuing Agents hereunder and hereby authorizes each of the Issuing Agents to take such action as Issuing Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Issuing Agents by the terms thereof, together with such powers as are reasonably incidental thereto. The relationship between each of the Issuing Agents and the Banks is and shall be that of agent and principal only, and nothing contained in this Agreement or any other Credit Document shall be construed to constitute a Issuing Agent as a trustee or fiduciary for any Bank or the Borrower.

Section 2.3 Applicable Interest Rates
.
(a)    Base Rate Loans. Each Base Rate Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed at all times on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise) and no less frequently than quarterly.

“Base Rate” means for any day the greatest of:

(i) the rate of interest announced by U.S. Bank from time to time as its prime rate, or equivalent, for U.S. Dollar loans within the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; (ii) the sum of (x) the NYFRB Rate, plus (y) one half of one percent (0.50%) per annum; (iii) the rate per annum appearing on a nationally recognized service such as Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) as the rate for deposits in U.S. Dollars for a one month interest period commencing on the date of determination, plus 1.00%; and (iv) zero percent (0.0%).

(b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR = LIBOR _
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means for a Borrowing of Eurodollar Loans from any Bank, the daily average for the applicable Interest Period of the actual effective rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are maintained by such Bank during such Interest Period pursuant to Regulation D of the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities,” as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on

Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“LIBOR” means, subject to the implementation of an alternative rate of interest in accordance with Section 9.2(b), for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available and (b) if the LIBOR Index Rate cannot be determined, the arithmetical average of the rates of interest per annum at which deposits in U.S. Dollars, in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by U.S. Bank as part of such Borrowing; provided, that if LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

Notwithstanding the foregoing, unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 9.2(b), in the event an alternative rate of interest with respect to LIBOR is implemented pursuant to Section 9.2(b), then all references to LIBOR shall be deemed references to such alternate rate.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum for deposits in U.S. Dollars for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by U.S. Bank as part of such Borrowing, which appears on a nationally recognized service such as Reuters Screen LIBOR01 Page (or any successor or substitute page of such page) as the rate for deposit in U.S. Dollars for such Interest Period on the day two (2) Business Days before the commencement of such Interest Period; provided, if the LIBOR Index Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

(c) Daily Eurodollar Rates. Notwithstanding the foregoing, each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to, at the Borrower’s option, the Daily Eurodollar Rate or the Base Rate plus an applicable margin agreed to by the Borrower and the Swing Line Bank.
“Daily Eurodollar Base Rate” means, with respect to a Swing Line Loan, the LIBOR Index Rate for one month appearing on the applicable Reuters Screen LIBOR01 as of 11:00 a.m. (London, England time) on a Business Day, provided that, if the LIBOR Index Rate cannot be determined, the applicable Daily Eurodollar Base Rate for one month shall instead be the arithmetical average of the rates of interest per annum at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) on a Business Day by major banks in the interbank eurodollar market in an amount equal or comparable to the principal amount of the relevant Swing Line Loan and having a maturity equal to one month; provided, that if the Daily Eurodollar Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. For purposes of determining any interest rate hereunder or under any other Credit Document which is based on the Daily Eurodollar Base Rate, such interest rate shall change as and when the Daily Eurodollar Base Rate shall change.

“Daily Eurodollar Loan” means a Swing Line Loan which, except as otherwise provided in this Section 2.3(c), bears interest at the Daily Eurodollar Rate.

“Daily Eurodollar Rate” means, with respect to a Swing Line Loan, the sum of (a) the quotient of (i) the Daily Eurodollar Base Rate, divided by (ii) one minus the Eurodollar Reserve Percentage (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin. For the avoidance of doubt, if the Daily Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(d) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to Obligations, and a determination thereof by the Administrative Agent shall be conclusive and binding except in the case of manifest error.

Section 2.4 Minimum Borrowing Amounts

Each Borrowing of Base Rate Loans (other than a Borrowing to repay Swing Line Loans) and Eurodollar Loans shall be in an amount not less than $1,000,000 and integral multiples of $1,000,000 in excess thereof; provided, a Borrowing of Base Rate Loans applied to pay a Reimbursement Obligation pursuant to Section 2.5(c) hereof shall be in an amount equal to such Reimbursement Obligation.

Section 2.5 Manner of Borrowing Loans and Designating Interest Rates Applicable to Loans

(a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent in the form of Exhibit E-1 (a “Borrowing Notice”) by no later than 1:00 p.m. (New York time) (i) at least three (3) Business Days before the date on which the Borrower requests the Banks to advance a Borrowing of Eurodollar Loans, or (ii) on the date on which the Borrower requests the Banks to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.4 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower or convert part or all of such Borrowing into Base Rate Loans, and (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation, or conversion of a Borrowing to the

Administrative Agent by telephone, telecopy or email of a properly executed pdf (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Eurodollar Loans into Base Rate Loans or of Base Rate Loans into Eurodollar Loans shall be in the form of Exhibit E-2 (a “Conversion/Continuation Notice”) and must be given by no later than 1:00 p.m. (New York time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation, or conversion of a Borrowing shall be irrevocable once given and shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon. There may be no more than ten (10) different Interest Periods in effect at any one time, provided that for purposes of determining the number of Interest Periods in effect at any one time, all Base Rate Loans and all Swing Line Loans shall be deemed to have one and the same Interest Period.

(b) Notice to the Banks. The Administrative Agent shall give prompt telephonic or telecopy notice to each Bank of any Borrowing Notice or Conversion/Continuation Notice from the Borrower received pursuant to Section 2.5(a) hereof or Swing Line Borrowing Notice from the Borrower received pursuant to Section 2.2(b) hereof. The Administrative Agent shall give notice to the Borrower and each Bank by like means of the interest rate applicable to each Borrowing of Eurodollar Loans.

(c) Borrower’s Failure to Notify. Any outstanding Borrowing of Base Rate Loans shall, subject to Section 6.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 2.5(a) hereof that it intends to convert such Borrowing into a Borrowing of Eurodollar Loans or notifies the Administrative Agent within the period required by Section 2.8(a) hereof that it intends to prepay or repay such Borrowing. If the Borrower fails to give notice pursuant to Section 2.5(a) hereof of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) hereof and has not notified the Administrative Agent within the period required by Section 2.8(a) hereof that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 6.2 hereof. The Administrative Agent shall promptly notify the Banks of the Borrower’s failure to so give a notice under Section 2.5(a) hereof. In the event the Borrower fails to give notice pursuant to Section 2.5(a) hereof of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (New York time) on the day such

Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans on such day in the amount of the Reimbursement Obligation then due, subject to Section 6.2 hereof, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 12:00 noon (New York time) on the date of any requested advance of a new Borrowing of Eurodollar Loans, and not later than 2:00 p.m. (New York time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section 6 hereof, each Bank shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent. The Administrative Agent shall make available to the Borrower Loans in the type of funds received by the Administrative Agent from the Banks.

(e) Administrative Agent Reliance on Bank Funding. Unless the Administrative Agent shall have been notified by a Bank (i) with respect to Eurodollar Loans, before the date on which such Bank is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) or (ii) with respect to Base Rate Loans, no later than 2:00 p.m. (New York time) on the due date thereof, that such Bank does not intend to make such payment, the Administrative Agent may assume that such Bank has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Administrative Agent, such Bank shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Administrative Agent at a rate per annum equal to (i) from the date the related payment was made by the Administrative Agent to the date two (2) Business Days after payment by such Bank is due hereunder, the NYFRB Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Bank to the date such payment is made by such Bank, the Base Rate in effect for each such day. If such amount is not received from such Bank by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan.

Section 2.6 Interest Periods

As provided in Section 2.5(a) hereof, at the time of each request for a Borrowing of Eurodollar Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans or Swing Line Loans, on the last Business Day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last Business Day of a calendar quarter) and (b) in the case of Eurodollar Loans, 1, 3 or 6 months thereafter (or such other time period as may be agreed to by and among the Borrower, the Administrative Agent and the Banks); provided, however, that:

(a) any Interest Period for a Borrowing of Base Rate Loans or Swing Line Loans that otherwise would end after the Termination Date shall end on the Termination Date;

(b) for any Borrowing of Eurodollar Loans, the Borrower may not select an Interest Period that extends beyond the Termination Date;

(c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.7 Maturity of Loans

Unless an earlier maturity is provided for hereunder (whether by acceleration or otherwise), all Obligations (including principal and interest on all outstanding Loans) shall mature and become due and payable by the Borrower on the Termination Date.

Section 2.8 Prepayments

(a) The Borrower may prepay any Borrowing of Eurodollar Loans or Base Rate Loans without premium or penalty and in whole or in part (but, if in part, then (i) in an amount not less than $1,000,000 and integral multiples of $1,000,000 in excess thereof, and (ii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.4 hereof remains outstanding) upon irrevocable notice to the Administrative Agent in the form of Exhibit E-3 (a “Paydown Notice”) (A) in the case of any Borrowing of Eurodollar Loans, no later than 2:00 p.m. (New York time) on the date that is three (3) Business Days prior to such prepayment, and (B) in the case of any Borrowing of Base Rate Loans (other than Swing Line Loans), no later than 2:00 p.m. (New York time) on the date of such prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or any portion of the outstanding Swing Line Loans, upon delivery of a Paydown Notice to the Administrative Agent and the Swing Line Bank by 2:00 p.m. (New York time) on the date of repayment. In the case of Eurodollar Loans, any amounts owing under Section 2.11 hereof as a result of such prepayment shall be paid contemporaneously with such prepayment. The Administrative Agent will promptly advise each Bank of any such prepayment notice it receives from the Borrower. Any amount paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

(b) If the aggregate amount of outstanding Loans and L/C Obligations shall at any time for any reason exceed the Commitments then in effect, the Borrower shall, immediately and without notice or demand, pay the amount of such excess to the Administrative Agent for the ratable benefit of the Banks as a prepayment of the Loans and, if necessary, a prefunding of Letters of Credit. Immediately upon determining the need to make any such prepayment the Borrower shall notify the Administrative Agent of such required prepayment. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and shall be subject to Section 2.11 hereof.

Section 2.9 Default Rate

If any payment of principal or interest on any Loan, or payment of any other Obligation, is not made when due (whether by acceleration or otherwise), such principal, interest or other Obligation shall bear interest (computed on the basis of a year of 360 days and actual days elapsed or, if based on the Base Rate, on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

(a) for any Obligation other than a Eurodollar Loan (including principal and interest relating to Base Rate Loans and interest on Eurodollar Loans), the sum of two percent (2.00%) plus the Applicable Margin plus the Base Rate from time to time in effect; and

(b) for the principal of any Eurodollar Loan, the sum of two percent (2.00%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2.00%) plus the Applicable Margin plus the Base Rate from time to time in effect.

Section 2.10 The Notes

(a) The Loans made to the Borrower by each Bank shall, upon the written request of any such Bank, be evidenced by a single promissory note, or in the case of the Swing Line Bank, a promissory note reflecting the Revolving Loans and a promissory note reflecting the Swing Line Loans, of the Borrower issued to such Bank in the form of Exhibit A hereto, with appropriate changes for notes evidencing Swing Line Loans. Each such promissory note is hereinafter referred to as a “Note” and collectively such promissory notes are referred to as the “Notes.”

(b) Each Bank shall record on its books and records or on a schedule to its Note (if any) the amount of each Loan advanced, continued, or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence of the same; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made hereunder together with accrued interest thereon. At the written request of any Bank and upon such Bank tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such Bank to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 2.11 Funding Indemnity

If any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense (excluding loss of margin) incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:
(a) any payment (whether by acceleration or otherwise), prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 6 hereof or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.5(a) hereof or established pursuant to Section 2.5(c) hereof,

(c) any failure by the Borrower to make any payment or prepayment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Bank, the Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be prima facie evidence of the amount of such loss, cost or expense.

Section 2.12 Commitments

(a) The Borrower shall have the right at any time and from time to time, upon three (3) Business Days’ prior written notice to the Administrative Agent, to terminate an unused portion of the Commitments without premium or penalty, in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, and (ii) allocated ratably among the Banks in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the Loans and all L/C Obligations then outstanding. The Administrative Agent shall give prompt notice to each Bank of any such termination of Commitments. Any termination of Commitments pursuant to this Section 2.12 may not be reinstated.

(b) So long as Sections 6.2(b) and (c) hereof are satisfied, the Borrower, with the prior written consent of the Administrative Agent, the Issuing Agents and the Swing Line Bank (which, in each case, shall not be unreasonably conditioned or withheld), may from time to time add additional financial institutions as parties to this Agreement or, with the prior written consent of the Administrative Agent, the Issuing Agents (which, in each case, shall not be unreasonably conditioned or withheld) and an existing Bank, increase the Commitment of such existing Bank (any such financial institution or existing Bank which is increasing its commitment being referred to as an “Added Bank”) pursuant to documentation reasonably satisfactory to the Borrower and the Administrative Agent and provided that the minimum commitment of each such Added Bank equals or exceeds $10,000,000, any such Added Bank shall for all purposes be considered a Bank for purposes of this Agreement and the other Credit Documents with a Commitment as set forth in such documentation. No Bank shall be obligated in any way whatsoever to increase its Commitment or provide a new Commitment. Any such Added Bank shall on the date it is deemed a party to this Agreement purchase from the other Banks its Percentage (or the increase in its Percentage, in the case of an Added Bank which is an existing Bank) of the Loans outstanding and shall be deemed to purchase pursuant to Section 2.2(d) hereof a Participating Interest in all Letters of Credit and Reimbursement Obligations outstanding on such date to the extent of its Percentage (or the increase in its Percentage, in the case of an Added Bank which is an existing Bank). Notwithstanding anything contained in this Section 2.12(b) to the contrary, any increase shall be in minimum increments of $5,000,000 and the aggregate amount of Commitments may not, without the consent of the Required Banks, at any time exceed an amount equal to (x) $1,000,000,000 less (y) the aggregate amount of any Commitment reductions pursuant to Section 2.12(a) hereof.

Section 2.13 Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Bank.

Section 2.14 Defaulting Banks

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 3.1 hereof;

(b)    if any Swing Line Loans shall be outstanding or any L/C Obligations shall exist at the time a Bank becomes a Defaulting Bank then:

(i)    all or any part of the unfunded participations in and commitments with respect to such Swing Line Loans and L/C Obligations of such Defaulting Bank shall be reallocated among the Non-Defaulting Banks in accordance with their respective Percentages but only to the extent that no Default or Event of Default has occurred and is continuing, and that as a result thereof (x) the sum of all Non-Defaulting Banks’ outstanding Loans plus such Defaulting Bank’s L/C Obligations and Swing Line Loans would not exceed the Non-Defaulting Banks’ existing Commitments and (y) the sum of each Non-Defaulting Bank’s outstanding Loans plus such Non-Defaulting Bank’s share under this clause (i) of such Defaulting Bank’s L/C Obligations and Swing Line Loans would not exceed such Non-Defaulting Bank’s existing Commitment; and

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay the outstanding Swing Line Loans that were not reallocated and (y) second, cash collateralize such Defaulting Bank’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth herein for so long as such L/C Obligations are outstanding;

(iii)    if the Borrower cash collateralizes any portion of such Defaulting Bank’s L/C Obligations pursuant to this Section 2.14(b), the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 3.1 hereof with respect to such Defaulting Bank’s L/C Obligations during the period such Defaulting Bank’s L/C Obligations are cash collateralized; and

(iv)    if the L/C Obligations of the Non-Defaulting Banks are reallocated pursuant to this Section 2.14(b), then the fees payable to the Banks pursuant to Section 3.1 hereof shall be adjusted to give effect to such reallocations in accordance with such Non-Defaulting Banks’ Percentages;

(c)    so long as any Bank is a Defaulting Bank, no Issuing Agent shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Banks (and/or cash collateralized in accordance with the terms hereof), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Banks in a manner consistent with Section 2.14(b)(i) hereof (and Defaulting Banks shall not participate therein); and

(d)    any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to this Agreement) shall, in lieu of being distributed to such Defaulting Bank, subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts then owing by such Defaulting Bank to any Issuing Agent or Swing Line Bank hereunder, (iii) third, in the event such Defaulting Bank’s L/C Obligations are cash collateralized under this Section 2.14 by the Borrower, then, if no Default or Event of Default then exists, to the Borrower as a return of its corresponding cash collateral deposits until all such cash collateral has been returned to the Borrower, and (iv) fourth, to such Defaulting Bank, or, in each case, as otherwise directed by a court of competent jurisdiction.

In the event that the Administrative Agent, the Borrower, the Swing Line Bank and each Issuing Agent each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Loans of the Banks shall be readjusted and reallocated to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans and participations in Letters of Credit and Swing Line Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans and participations in Letters of Credit and Swing Line Loans in accordance with its applicable Percentage after giving effect to such reallocation; provided, that, notwithstanding the foregoing, the Borrower must comply with all applicable terms hereof.

Notwithstanding anything set forth herein to the contrary, a Defaulting Bank shall not have any voting or consent rights under or with respect to any Credit Documents or constitute a “Bank” for any voting or consent rights under or with respect to any Credit Document, in any matter requiring the consent of Required Banks. Moreover, for the purposes of determining Required Banks, the Loans and Commitments held by Defaulting Banks shall be excluded from the total Loans and Commitments outstanding. For purposes of clarification, a Defaulting Bank shall not lose its right to vote with respect to matters set forth in clauses (i) and (ii) of Section 11.11 hereof.

Section 2.15 Extension of Termination Date
(a)    The Borrower may at any time from time to time not more than seventy-five (75) days and not less than forty-five (45) days prior to any anniversary of the Effective Date (other than the Termination Date), by notice to the Administrative Agent

(who shall promptly notify the Banks), request that each Bank extend (each such date on which an extension occurs, an “Extension Date”) such Bank’s Termination Date to the date that is one year after the Termination Date then in effect for such Bank (the “Existing Termination Date”).

(b)    Each Bank, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is fifteen (15) days after the date on which the Administrative Agent received the Borrower’s extension request (the “Bank Notice Date”), advise the Administrative Agent whether or not such Bank agrees to such extension (each Bank that determines to so extend its Termination Date, an “Extending Bank”). Each Bank that determines not to so extend its Termination Date (a “Non-Extending Bank”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Bank Notice Date), and any Bank that does not so advise the Administrative Agent on or before the Bank Notice Date shall be deemed to be a Non-Extending Bank. The election of any Bank to agree to such extension shall not obligate any other Bank to so agree, and it is understood and agreed that no Bank shall have any obligation whatsoever to agree to any request made by the Borrower for extension of the Termination Date.

(c)    The Administrative Agent shall promptly notify the Borrower of each Bank’s determination under this Section.

(d)    The Borrower shall have the right, but shall not be obligated, on or before the applicable Termination Date for any Non-Extending Bank to replace such Non-Extending Bank with, and add as “Banks” under this Agreement in place thereof, one or more financial institutions that are not Ineligible Institutions (each, an “Additional Commitment Bank”) approved by the Administrative Agent and the Issuing Agents in accordance with the procedures provided in Section 11.18 each of which Additional Commitment Banks shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 11.10(b), with the Borrower obligated to pay any applicable processing or recordation fee) with such Non-Extending Bank, pursuant to which such Additional Commitment Banks shall, effective on or before the applicable Termination Date for such Non-Extending Bank, assume a Commitment (and, if any such Additional Commitment Bank is already a Bank, its Revolving Commitment shall be in addition to such Bank’s Revolving Commitment hereunder on such date). Prior to any Non-Extending Bank being replaced by one or more Additional Commitment Banks pursuant hereto, such Non-Extending Bank may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Borrower (which notice shall set forth such Bank’s new Termination Date), to become an Extending Bank. The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Borrower but without the consent of any other Banks.

(e)    If (and only if) the total of the Commitments of the Banks that have agreed to extend their Termination Date and the new or increased Commitments of any Additional Commitment Banks is more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Termination Date of each Extending Bank and of each Additional Commitment Bank shall be extended to the date that is one year after the Existing Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Bank shall thereupon become a “Bank” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Bank hereunder and shall have the obligations of a Bank hereunder. For purposes of clarity, it is acknowledged and agreed that the Termination Date on any date of determination shall not be a date more than five (5) years after such date of determination, whether such determination is made before or after giving effect to any extension request made hereunder.

(f)    Notwithstanding the foregoing, (x) no more than two (2) extensions of the Termination Date shall be permitted hereunder and (y) any extension of any Termination Date pursuant to this Section 2.15 shall not be effective with respect to any Extending Bank unless:

(i)    no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;

(ii) the representations and warranties of the Borrower set forth in this Agreement are true and correct on and as of the applicable Extension Date and after giving effect thereto, as though made on and as of such date (or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date); and

(iii) the Administrative Agent shall have received a certificate dated as of the applicable Extension Date from the Borrower signed by an Authorized Representative of the Borrower (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension.

(g)    On the Termination Date of each Non-Extending Bank, (i) the Commitment of each Non-Extending Bank shall automatically terminate and (ii) the Borrower shall repay such Non-Extending Bank in accordance with Section 4.1 (and shall pay to such Non-Extending Bank all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.8) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Percentages of the respective Banks effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the Banks’ Revolving Loans and L/C Obligations (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(h)    This Section shall supersede any provisions in Section 11.11 to the contrary.

SECTION 3. FEES.

Section 3.1 Fees.

(a)    Commitment Fee. From and after the Effective Date, the Borrower shall pay to the Administrative Agent for the ratable account of the Banks in accordance with their Percentages a commitment fee accruing at a rate per annum equal to the Commitment Fee Rate on the average daily unused amount of the Commitments (the “Commitment Fee”). Such Commitment Fee is payable in arrears on the last Business Day of each calendar quarter and on the Termination Date, and if the Commitments are terminated in whole prior to the Termination Date, the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination. Swing Line Loans shall not count as usage of the Commitments for the purpose of calculating the Commitment Fee due hereunder.

(b)    Letter of Credit Fees.

(i)    The Borrower shall pay to the Administrative Agent for the account of each Bank letter of credit fees with respect to the Letters of Credit at a rate per annum equal to the L/C Fee Rate on the average daily maximum undrawn face amount of such outstanding Letters of Credit (including any Letters of Credit outstanding after the termination of the Commitments), computed in each case on a quarterly basis in arrears on the last Business Day of each calendar quarter and on the Termination Date.

(ii)    The letter of credit fees payable under Section 3.1(b)(i) hereof shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Effective Date, and on the Termination Date, and if the Commitments are terminated in whole on an earlier date, the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

(iii)    The Borrower shall pay to each Issuing Agent from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Agent relating to Letters of Credit as from time to time in effect, and such fronting fees as may be agreed upon by the Borrower and such Issuing Agent.

(c)    Administrative Fees. The Borrower shall pay to the Administrative Agent for the account of the Administrative Agent (and no other persons) the fees agreed to among the Administrative Agent and the Borrower in the respective Fee Letter otherwise agreed in writing among them.

(d)    .Arranger Fees. The Borrower shall pay to the Arrangers for the accounts of the Arrangers (and no other Persons) the fees agreed to among the Arrangers and the Borrower in their respective Fee Letters or as otherwise agreed in writing among them.

(e)    Fee Calculations. All fees payable under this Agreement shall be payable in U.S. Dollars and shall be computed on the basis of a year of 360 days, for the actual number of days elapsed. All determinations of the amount of fees owing hereunder (and the components thereof) shall be made by the Administrative Agent and shall be prima facie evidence of the amount of such fee, absent manifest error.

SECTION 4. PLACE AND APPLICATION OF PAYMENTS.

Section 4.1 Place and Application of Payments

All payments of principal of and interest on the Loans, and of all other Obligations and other amounts payable by the Borrower under the Credit Documents, shall be made by the Borrower in U.S. Dollars to the Administrative Agent or the applicable Issuing Agent if such payment is being made with respect to a Reimbursement Obligation, by no later than 2:00 p.m. (New York time) on the due date thereof at the principal office of the Administrative Agent or the office of the applicable Issuing Agent designated in writing to the Borrower by such Issuing Agent, as applicable, pursuant to the payment instructions set forth on Part A of Schedule 4 hereto (or such other location in the United States as the Administrative Agent or the applicable Issuing Agent, as applicable, may designate to the Borrower) or, if such payment is on a Reimbursement Obligation, no later than provided by Section 2.2(c) hereof, in each case for the benefit of the Person or Persons entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent or the applicable Issuing Agent on the next Business Day. All such payments shall be made free and clear of, and without deduction for, any set-off, defense, counterclaim, levy, or any other deduction of any kind in immediately available funds at the place of payment. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or applicable fees ratably (except (i) with respect to repayments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the applicable Issuing Agent has not been fully indemnified by the Banks or (iii) as otherwise specifically required hereunder) to the Banks and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to each Bank as to itself and, where the following representations and warranties apply to its Subsidiaries, as to each Subsidiary of the Borrower, as follows:
Section 5.1 Corporate Organization and Authority

The Borrower is duly organized and existing in good standing under the laws of the state of South Dakota; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing, qualification or good standing necessary and in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect.

Section 5.2 Subsidiaries

Schedule 5.2 (as updated from time to time pursuant to Section 7.1 hereof) hereto identifies each Subsidiary of the Borrower, the jurisdiction of organization, the percentage of issued and outstanding equity securities owned by the Borrower and its Subsidiaries and, if such percentage is not one hundred percent (100%) (excluding directors’ qualifying shares as required by law), a description of each class of its equity securities and the number of securities issued and outstanding. Each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction of its organization, has all necessary corporate or equivalent power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified would have a Material Adverse Effect. All of the issued and outstanding securities of each Subsidiary owned directly or indirectly by the Borrower are validly issued and outstanding and fully paid and nonassessable except as set forth on Schedule 5.2 hereto. All such securities owned by the Borrower are owned beneficially, and of record, free of any Lien, except as permitted in Section 7.9 hereof.

Section 5.3 Corporate Authority and Validity of Obligations

The Borrower has full right and authority to enter into this Agreement and the other Credit Documents to which the Borrower is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to apply (and to have applied) for the issuance of the Letters of Credit, and to perform all of its obligations under the Credit Documents to which it is a party. Each Credit Document to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower and constitutes valid and binding obligations of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Credit Document, nor the performance or observance by the Borrower of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Borrower or any material Contractual Obligation of or affecting the Borrower or any of the Borrower’s Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower.

Section 5.4 Financial Statements

All financial statements heretofore delivered to the Banks showing historical performance of the Borrower for the Borrower’s fiscal years ending on or before December 31, 2020 have been prepared in accordance with generally accepted accounting principles applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. The unaudited balance sheet and income statements for the three-month period ended March 31, 2021 have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements applied on a basis consistent, except as otherwise noted therein, with the previous same fiscal period of the Borrower in the prior fiscal year (subject to normal year-end adjustments). Each of such financial statements fairly presents on a consolidated basis the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby. The Borrower and its Subsidiaries have no material contingent liabilities other than those disclosed in such financial statements referred to in this Section 5.4 or in comments or footnotes thereto, or in any report supplementary thereto, heretofore furnished to the Banks. Since December 31, 2020, there has been no event or series of events which has resulted in, or reasonably could be expected to result in, a Material Adverse Effect.

Section 5.5 No Litigation

Except as disclosed on Schedule 5.5 hereto, there is no litigation or governmental proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary of the Borrower, in which there is a reasonable possibility of an adverse decision which, if adversely determined, could (individually or in the aggregate) have a Material Adverse Effect.

Section 5.6 Taxes

The Borrower and its Subsidiaries have timely filed all United States Federal tax returns, and all other foreign, state, local and other tax returns, required to be filed and have timely paid all taxes due from the Borrower and its Subsidiaries (whether or not pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary of the Borrower), except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed, other than such notices in respect of any tax liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Borrower or any of its Subsidiaries (individually or in the aggregate). The charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate and in conformance with GAAP.

Section 5.7 Approvals

No authorization, consent, approval, license, exemption, filing or registration with any court or governmental department, agency or instrumentality which have not already been obtained, nor any approval or consent of the stockholders of the Borrower or any Subsidiary of the Borrower or from any other Person, is necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of the Borrower of any Credit Document to which it is a party.

Section 5.8 ERISA

With respect to each Plan, the Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and with the Code to the extent applicable to it. The Borrower and each other member of the Controlled Group has made all contribution to each Multiemployer Plan when due. The Borrower and each other member of the Controlled Group has not incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”), a Plan or a Multiemployer Plan under Title IV of ERISA other than (a) a liability incurred in the ordinary course of business related to the ongoing funding requirements of a Plan or Multiemployer Plan or (b) a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary of the Borrower has any contingent liabilities for any post-retirement benefits under a Welfare Plan, and other than (i) liability for continuation coverage described in Part 6 of Title I of ERISA and Section 4980B of the Code or similar state statute and (ii) additional liabilities that could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code. The assets of the Borrower are not subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

Section 5.9 Government Regulation

Neither the Borrower nor any Subsidiary of the Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.10 Margin Stock; Use of Proceeds

Neither the Borrower nor any Subsidiary of the Borrower is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (“margin stock” to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The proceeds of the Loans and Letters of Credit are to be used solely (i) to fund the Borrower’s and its Subsidiaries’ working capital needs and (ii) for general corporate purposes of the Borrower and its Subsidiaries. The Borrower will not use the proceeds of any Loan or Letter of Credit in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

Section 5.11 Compliance with Laws
The Borrower and each of its Subsidiaries is in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities except for any such law, regulation, ordinance or order which, the failure to comply therewith, could not reasonably expected to have a Material Adverse Effect.

Section 5.12 Ownership of Property; Liens

The Borrower and each Subsidiary of the Borrower has good title to or valid leasehold interests in all its Property necessary for the Borrower and its Subsidiaries to conduct its respective business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Borrower’s or any Subsidiary’s Property is subject to any Lien, except as permitted in Section 7.9 hereof.

Section 5.13 [Reserved]

Section 5.14 Full Disclosure

(a)    All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with the Credit Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects and not misleading; provided that with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith upon reasonable assumptions.

(b)    As of the Effective Date, the information included in any Beneficial Ownership Certification, if any, is true and correct in all respects.

Section 5.15 [Reserved]

Section 5.16 Sanctions Laws and Regulations

None of the Borrower, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Borrower, any Affiliates of the Borrower or its Subsidiaries or any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with this Agreement or benefit from the credit facility established hereby, is a Designated Person. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Sanctions Laws and Regulations in all material respects. No Borrowing, Letter of Credit, use of proceeds or other Transactions will violate any Sanctions Laws and Regulations.

Section 5.17 Affected Financial Institution

The Borrower is not an Affected Financial Institution.

SECTION 6. CONDITIONS PRECEDENT.

The obligation of each Bank to effect a Borrowing, or of an Issuing Agent to issue, extend the expiration date of or increase the amount of any Letter of Credit, shall be subject to the following conditions precedent:

Section 6.1 Initial Credit Event

On or before the Effective Date:

(a)    The Administrative Agent shall have received for each Bank the favorable written opinion of (i) Faegre Drinker Biddle & Reath LLP, counsel to the Borrower, and (ii) General Counsel to the Borrower; provided, either such opinion shall include a legal opinion to the effect that the Borrower has obtained all necessary approvals under PUHCA in connection with its obligations under the Credit Documents, and such other related matters as the Administrative Agent may reasonably request;

(b)    The Administrative Agent shall have received for each Bank copies of the Borrower’s (i) Articles of Incorporation, together with all amendments, and (ii) bylaws (or comparable constituent documents) and any amendments thereto, certified in each instance by its Secretary or an Assistant Secretary;

(c)    The Administrative Agent shall have received for each Bank satisfactory evidence that the Borrower’s Board of Directors has authorized the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on the Borrower’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(d)    The Administrative Agent shall have received for each Bank which has requested same such Bank’s duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10(a) hereof;

(e    The Administrative Agent shall have received a duly executed set of the Credit Documents;

(f)    All legal matters incident to the execution and delivery of the Credit Documents shall be satisfactory to the Banks;

(g)    The Administrative Agent shall have received a duly executed Compliance Certificate containing financial information as of March 31, 2021 (stating a Consolidated Indebtedness to Capitalization Ratio in accordance with Section 7.17 hereof);

(h) During the period from December 31, 2020 to the Effective Date, neither the Borrower nor any of its Subsidiaries shall have issued, incurred, assumed, created, become liable for, contingently or otherwise, any material Indebtedness other than pursuant to that certain Credit Agreement, dated as of February 24, 2021, among the Borrower, the Financial Institutions Party Thereto, U.S. Bank National Association, as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, Bank of Montreal, Chicago Branch, as Documentation Agent;

(i)    The Borrower shall have provided to the Administrative Agent a certificate stating that the conditions precedent set forth in this Section 6.1 and Sections 6.2(b) and (c) hereof have been satisfied;

(j)    The Borrower shall have paid to the Administrative Agent for the benefit of each Bank the applicable fees for providing their respective Commitments under this Agreement;

(k)    Upon the reasonable request of any Bank made at least ten days prior to the Effective Date, the Borrower must have provided to such Bank the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Effective Date;

(l)    At least five days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower must deliver a Beneficial Ownership Certification in relation to Borrower; and

(m)    The Administrative Agent shall have received such other documents and information as it may reasonably request.

Section 6.2 All Credit Events

As of the time of each Credit Event hereunder:

(a)    In the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.5 hereof, in the case of the issuance of any Letter of Credit, the applicable Issuing Agent shall have received the request for such Letter of Credit required by Section 2.2(b) hereof, and a duly completed Supplemental Letter of Credit Agreement for a Letter of Credit and, in the case of an extension or increase in the amount of a Letter of Credit, the applicable Issuing Agent shall have received a written request therefor, in a form acceptable to such Issuing Agent;

(b)    Each of the representations and warranties set forth in Section 5 hereof (except with respect to representations contained in the first sentence of Section 5.2 hereof which are untrue as the result of information on Schedule 5.2 which has not yet been required to be updated pursuant to Section 7.6(c) hereof) shall be and remain true and correct in all material respects (unless such representation or warranty is already qualified with respect to materiality, in which case it shall be and remain true and correct in all respects) as of said time, except that if any such representation or warranty relates solely to an earlier date it need only remain true in all material respects (unless such representation or warranty is already qualified with respect to materiality, in which case it shall be and remain true and correct in all respects) as of such date; and

(c) No Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event.

Each request for a Credit Event shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (b) and (c) of this Section 6.2.
SECTION 7. COVENANTS.

The Borrower covenants and agrees that, so long as any Note, Loan or L/C Obligation is outstanding hereunder, or any Commitment is available to or in use by the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

Section 7.1 Corporate Existence; Subsidiaries

The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence, subject to the provisions of Section 7.12 hereof. Together with any financial statements delivered pursuant to Section 7.6 hereof, the Borrower shall deliver an updated Schedule 5.2 to reflect any changes from the existing Schedule 5.2.

Section 7.2 Maintenance

The Borrower will maintain, preserve and keep its plants, Properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, Properties and equipment shall be reasonably preserved and maintained, and the Borrower will cause each of its Subsidiaries to do so in respect of Property owned or used by it; provided, however, that nothing in this Section 7.2 shall prevent the Borrower or a Subsidiary of the Borrower from discontinuing the operation or maintenance of any such Properties if such discontinuance could not reasonably be expected to have a Material Adverse Effect and is, in the judgment of the Borrower, desirable in the conduct of its business or the business of its Subsidiaries.

Section 7.3 Taxes

The Borrower will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or against its Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower, except where such failure to pay and discharge such taxes, rates, assessments, fees and charges could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.4 ERISA

The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Administrative Agent of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) the Borrower’s or any of its Subsidiaries’ intention to completely or partially terminate any Plan, (iv) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination under Section 4041 of ERISA, (v) with respect to any Multiemployer Plan, its or any of its Subsidiaries’ intention to completely or partially withdraw from the Multiemployer Plan, (vi) the failure of a Plan, Multiemployer Plan or related trust intended to qualify for tax exempt status under Section 401(a) or 501 of the Code to qualify thereunder, and (vii) the occurrence of any event affecting any Plan or Multiemployer Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit. The Administrative Agent will promptly distribute to each Bank any notice it receives from the Borrower pursuant to this Section 7.4.

Section 7.5 Insurance

The Borrower will insure, and keep insured, and will cause each of its Subsidiaries to insure, and keep insured, with good and responsible insurance companies, all insurable Property owned by it of a character usually insured by companies similarly situated and operating like Property. To the extent usually insured by companies similarly situated and conducting similar businesses, the Borrower will also insure, and cause each of its Subsidiaries to insure, employers’ and public and product liability risks with good and responsible insurance companies. The Borrower will, upon request of any Bank, furnish to such Bank a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 7.5.

Section 7.6 Financial Reports and Other Information

(a)    The Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Banks and their respective duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as any Bank may reasonably request; and without any request, the Borrower shall deliver to the Administrative Agent, which in turn will deliver to each Bank, in form and detail satisfactory to the Administrative Agent, each of the following:

(i)    within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2021, a copy of the Borrower’s financial statements for such fiscal year, including the consolidated balance sheet of the Borrower and its Subsidiaries for such year and the related statements of income and statements of cash flow, each as certified by independent public accountants of recognized national standing selected by the Borrower in accordance with GAAP with such accountants’ opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, provided that such opinion shall not contain a “going concern” or like qualification or exception or a qualification arising out of the scope of the audit, and provided, further, that if the Borrower publicly files with the SEC its annual report on Form 10-K for the applicable annual period, and such annual report contains the financial statements and accountants’ certifications, opinions and statements described above, the Borrower may satisfy the requirements of this Section 7.6(a)(i) by such filing, subject to Section 7.6(b) hereof. Together with such information the Borrower shall provide to the Administrative Agent such consolidating information as may be necessary for the Banks to determine the Borrower’s compliance with Section 7.17 hereof;

(ii)    within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2021, a consolidated unaudited balance sheet of the Borrower and its Subsidiaries, and the related statements of income and statements of cash flow, as of the close of such period, all of the foregoing prepared by the Borrower in reasonable detail in accordance with GAAP and certified by the Borrower’s chief executive officer, chief financial officer, corporate controller or treasurer as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby, provided that if the Borrower publicly files with the SEC a Form 10-Q for the applicable quarterly period, and such quarterly report contains the financial statements and certifications described above, the Borrower may satisfy the requirements of this Section 7.6(a)(ii) by such filing, subject to Section 7.6(b) hereof. Together with such information the Borrower shall provide to the Administrative Agent such consolidating information as may be necessary for the Banks to determine the Borrower’s compliance with Section 7.17 hereof;

(iii)    within the period provided in subsection (i) above, the written statement of the accountants who certified the audit report thereby required consistent with past practices that in the course of their audit they have obtained no knowledge of certain Defaults or Events of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(iv)    promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports the Borrower or any of its non Wholly-Owned Subsidiaries that are Material Subsidiaries sends to its (or their, as applicable) shareholders, and subject to Section 7.6(b) hereof, copies of all other regular, periodic and special reports and all registration statements the Borrower or any of its Subsidiaries file with the SEC or any successor thereto, or with any national securities exchanges; and

(v)    on or promptly after any time at which the Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance acceptable to the Administrative Agent.

(b)    Any financial statement, report or registration statement required to be furnished pursuant to Section 7.6(a)(i), (ii) or (iv) hereof shall be deemed to have been furnished on the date on which the Administrative Agent receives notice that the Borrower has filed such financial statement, report or registration statement with the SEC and it is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Banks without charge; provided that the Borrower shall give notice of any such filing to the Administrative Agent (which shall then give notice of any such filing to the Banks). Notwithstanding the foregoing, the Borrower shall deliver paper copies of any such financial statement, report or registration statement to the Administrative Agent if the Administrative Agent requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

(c)    Each financial statement furnished to the Administrative Agent pursuant to Section 7.6(a)(i) or (ii) hereof shall be accompanied by (A) a written certificate signed by the Borrower’s chief executive officer, chief financial officer, corporate controller or treasurer to the effect that (i) no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same, (ii) the representations and warranties contained in Section 5 hereof are true and correct in all material respects as though made on the date of such certificate (other than those made solely as of an earlier date, which need only remain true as of such date), except as otherwise described therein, (B) a Compliance Certificate in the form of Exhibit B hereto showing the Borrower’s compliance with the covenant set forth in Section 7.17 hereof, and (C) a reasonably detailed description of any material change in any of the material information set forth on Schedules 5.2 and 5.5 since the date of the last certificate delivered pursuant to clause (A) above.

(d)    The Borrower will promptly (and in any event within three (3) Business Days after an officer of the Borrower has knowledge thereof) give notice to the Administrative Agent and each Bank:

(i)    of the occurrence of any Default or Event of Default;

(ii)    any event or condition which could reasonably be expected to have a Material Adverse Effect;

(iii)    of any event that would cause the representations and warranties set forth in Section 5.5 or Section 5.11 hereof to be untrue;

(iv)    of the entering into of any Long-Term Guaranties, and the Borrower shall promptly provide the Administrative Agent with a copy of any such Guarantee and any modification to such Guarantee;

(v) promptly, but within five (5) days after such change, written notice to the Administrative Agent of each change to the Reference Rating;

(vi) any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification; and

(vii) promptly following request therefor, such information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws or the Beneficial Ownership Regulation.

Section 7.7 Bank Inspection Rights

For purposes of confirming compliance with the Credit Documents or after the occurrence and during the continuance of an Event of Default, upon reasonable notice from the Administrative Agent or the Required Banks, the Borrower will, at the Borrower’s expense, permit such Banks (and such Persons as any Bank may designate) during normal business hours to visit and inspect, under the Borrower’s guidance, any of the Properties of the Borrower or any of its Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and with their independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Banks (and such Persons as any Bank may designate) the finances and affairs of the Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested; provided, however, that except upon the occurrence and during the continuation of any Default or Event of Default, not more than one such visit and inspection may be conducted each calendar quarter.

Section 7.8 Conduct of Business

Neither the Borrower nor any Subsidiary of the Borrower will engage in any line of business other than business activities in the field of (i) cogeneration and related thermal uses, (ii) energy production, (iii) energy development, (iv) energy recovery, (v) utility ownership, operation and management, including the provision of services reasonably ancillary thereto, such as gas services and call centers, (vi) demand side management services, (vii) management of investment funds which invest in energy related businesses and investments in such funds, (viii) hedging (but not speculative activities relating to any of the foregoing lines of business described in clauses (i) through (viii)), (ix) telecommunications, (x) management and operating services related to any of the foregoing lines of business, and (xi) other businesses not described in the foregoing so long as the Investments and expenses made in such other businesses does not exceed $50,000,000.

Section 7.9 Liens

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, permit to exist or to be incurred any Lien of any kind on any Property owned by the Borrower or any Subsidiary of the Borrower; provided, however, that this Section 7.9 shall not apply to or operate to prevent:

(a)    Liens arising by operation of law in respect of Property of the Borrower or any of its Subsidiaries which are incurred in the ordinary course of business which do not in the aggregate materially detract from the value of such Property or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(b)    Liens securing (i) Non-Recourse Indebtedness of any Subsidiary of the Borrower or (ii) the obligations of a Project Finance Subsidiary under a power purchase agreement or under Non-Recourse Indebtedness of such Project Finance Subsidiary, provided that in the case of clause (i) above any such Lien is limited to the Property being financed or refinanced by such Non-Recourse Indebtedness and the stock (or similar equity interest) of the Subsidiary which incurred such Non-Recourse Indebtedness, and in the case of clause (ii) above any such Lien is limited to the Property and the stock (or similar equity interest) of such Subsidiary or Project Finance Subsidiary, as applicable;

(c)    Liens for taxes or assessments or other government charges or levies on the Borrower or any Subsidiary of the Borrower or their respective Properties which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $50,000,000 at any one time outstanding;

(d)    Liens arising out of judgments or awards against the Borrower or any Subsidiary of the Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $50,000,000 at any one time outstanding;

(e)    Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Borrower and any Subsidiary of the Borrower or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower or any Subsidiary of the Borrower;

(f)    Liens existing on the date hereof and listed on Schedule 7.9 hereto;

(g)    Liens securing (i) Indebtedness evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of personal property of the Borrower or a Subsidiary of the Borrower used in the ordinary course of business of the Borrower or a Subsidiary of the Borrower, so long as such Liens are limited to the property being financed or acquired and proceeds thereof, (ii) Capitalized Lease Obligations, so long as such Liens are limited to the property subject to the related Capital Lease and proceeds thereof, and (iii) the performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on performance bonds; provided, that such Liens shall only be permitted to the extent the aggregate amount of Indebtedness and other obligations secured by all such Liens does not exceed five percent (5%) of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower pursuant to Section 7.6 hereof;

(h)    Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(i)    Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits;

(j)    Liens relating to synthetic lease arrangements of the Borrower or a Subsidiary of the Borrower, provided that (i) such Lien is limited to the Property being leased, and (ii) to the extent the lessor or any other Person has recourse to the Borrower, any Subsidiary or any of their Property (other than the Property being so leased), through a Guarantee (including a residual guarantee) or otherwise, such Lien shall be permitted if the Borrower has included the recourse portion of such obligations as Indebtedness for all purposes (including financial covenant calculations) under the Credit Documents;

(k)    Liens on any property or assets of a Subsidiary of the Borrower arising under Permitted Receivables Facilities;

(l)    Liens securing Indebtedness issued pursuant to (i) that certain Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999 between BHP and The Bank of New York Mellon (as successor to JPMorgan Chase Bank), as trustee (and any successor trustee thereunder), together with all amendments and supplemental indentures thereto, (ii) the CLF&P Indenture, together with all amendments and supplemental indentures thereto, and (iii) Indebtedness constituting first mortgage bonds that is issued or incurred by any direct or indirect Subsidiary to finance the design, permitting, construction, ownership, operation or maintenance of utility properties which does not mature prior to the Termination Date, as extended from time to time in accordance with the terms hereof, and is not in excess of an amount equal to fifty percent (50%) of the consolidated net book value of the property, plant and equipment of such Subsidiary (as reported in the most recent quarterly financial statements which were prepared in accordance with GAAP); provided, the Borrower shall promptly provide the Administrative Agent with a copy of any documentation evidencing such Indebtedness in excess of $25,000,000 and any modification to such Indebtedness;

(m)    Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (a) through (j), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced or in the case of a Project Finance Subsidiary, all of the assets of such Project Finance Subsidiary;

(n)    Liens (i) of a collecting bank arising under the UCC on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law, or which arise under the documents governing the deposit relationship, encumbering deposits (including the right of set-off, charge-back rights, and refund rights) and which are within the general parameters customary in the banking industry, or (iii) encumbering customary deposits and margin deposits and other Liens attaching to brokerage accounts or arising under or in connection with Derivative Arrangements or Derivative Obligations, in each case incurred in the ordinary course of business; and

(o)    Other Liens made in the ordinary course of business of the Borrower or its Subsidiaries so long as the aggregate amount of Indebtedness or other obligations secured by such Liens does not exceed, in the aggregate, ten percent (10%) of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower pursuant to Section 7.6 hereof, excluding goodwill.

provided, that the foregoing paragraphs shall not be deemed under any circumstance to permit a Lien to exist on any capital stock or other equity interests of the Material Subsidiaries.

Section 7.10 Use of Proceeds; Regulation U

The proceeds of each Borrowing, and the credit provided by Letters of Credit, will be used by the Borrower solely (i) to fund the Borrower’s and its Subsidiaries’ working capital needs, and (ii) for general corporate purposes of the Borrower and its Subsidiaries. The Borrower will not use any part of the proceeds of any of the Borrowings or of the Letters of Credit directly or indirectly to purchase or carry any margin stock (as defined in Section 5.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
Section 7.11 [Reserved]

Section 7.12 Mergers, Consolidations, Acquisitions and Sales of Assets

(a)    The Borrower will not, and will not permit any of its Material Subsidiaries to, consolidate with or be a party to merger with any other Person or sell, lease or otherwise dispose of all or a “substantial part” of the assets of the Borrower and its Subsidiaries; provided, however, that

(i)    the foregoing shall not prohibit any sale, lease, transfer or disposition of assets, other than equity interests in or the assets of BHP and CLF&P, solely to the extent and so long as (A) such transaction does not result in a downgrade of the Borrower’s S&P Rating below BBB-, the Borrower’s Fitch Rating below BBB- or the Borrower’s Moody’s Rating below Baa3, (B) such transaction is for cash consideration (or other consideration acceptable to the Required Banks) in an amount not less than the fair market value of the applicable assets, and (C) such transaction, when combined with all other such transactions, would not have a Material Adverse Effect, taken as a whole;

(ii)    the foregoing shall not prohibit any sale, lease, transfer or disposition to which the Required Banks have consented, such consent not to be unreasonably withheld if (A) such transaction does not result in a downgrade of either the Borrower’s S&P Rating below BBB-, the Borrower’s Fitch Rating below BBB- or the Borrower’s Moody’s Rating below Baa3, (B) such transaction is for cash consideration (or other consideration acceptable to the Required Banks) in an amount not less than the fair market value of the applicable assets, and (C) such transaction, when combined with all other such transactions, would not have a Material Adverse Effect, taken as a whole;

(iii)

(A) any Subsidiary of the Borrower may merge or consolidate with or into, or sell, lease or otherwise convey all or a substantial part of its assets to, the Borrower or any Subsidiary of which the Borrower holds (directly or indirectly) at least the same percentage equity ownership; provided that in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

(B) the Borrower or any Subsidiary of the Borrower may cause the dissolution of any direct or indirect Subsidiary of the Borrower; provided that the assets of the Subsidiary to be dissolved have first been sold, contributed, distributed or otherwise conveyed to (1) the Borrower or any direct or indirect Wholly-Owned Subsidiary of the Borrower or (2) a third party in a transaction permitted by this Section 7.12; and

(C)    the Borrower may contribute or otherwise convey all of the equity interests in each of BHP and CLF&P to one or more direct Wholly-Owned Subsidiaries of the Borrower (any such direct Wholly-Owned Subsidiary holding the equity interests of BHP or CLF&P, an “Intermediate Holding Company”); provided that no Intermediate Holding Company shall incur, assume or permit to exist any Indebtedness or other liabilities (other than (1) non-consensual obligations imposed by operations of applicable law and (2) immaterial liabilities incurred in the ordinary course of business, in the case of this clause (2), in an aggregate amount at any tim outstanding not to exceed $25,000,000);

(iv)    the Borrower and its Subsidiaries may sell (A) inventory, reserves and electricity in the ordinary course of business and (B) Receivables and related Permitted Receivables Related Assets under Permitted Receivables Facilities;

(v)    the Borrower and its Subsidiaries may sell the assets of or equity interest in any Immaterial Subsidiary; provided that the total assets of such Immaterial Subsidiary, when added to the total assets of all other Immaterial Subsidiaries sold pursuant to this Section 7.12(a)(v) during such fiscal year, shall not exceed twenty percent (20%) of the Consolidated Assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year; and

(vi)    the Borrower may enter into a merger with, or acquisition of all or substantially all of the capital stock or assets of, another Person so long as:

(A)    if a merger, the Borrower or such Subsidiary is the surviving entity;

(B)    unless consented to by the Required Banks, no downgrade in the Borrower’s S&P Rating below BBB-, the Borrower’s Fitch Rating below BBB- or the Borrower’s Moody’s Rating below Baa3 would occur as a result of the consummation of such a transaction;

(C)     if such transaction is an acquisition, the Board of Directors (or similar governing body) of the Person being acquired has approved being so acquired; and

(D)    no Default or Event of Default has occurred and is continuing at the time of, or would occur as a result of, such transaction.

As used in this Section 7.12(a), a sale, lease, transfer or disposition of assets during any fiscal year shall be deemed to be of a “substantial part” of the Consolidated Assets of the Borrower and its Subsidiaries if the net book value of such assets, when added to the net book value of all other assets sold, leased, transferred or disposed of by the Borrower and its Subsidiaries during such fiscal year (other than inventory, reserves and electricity in the ordinary course of business) exceeds ten percent (10%) of the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year.

(b) Except as permitted pursuant to Section 7.12(a) hereof, the Borrower will not sell, transfer or otherwise dispose of, or permit any of its Subsidiaries to issue, sell, transfer or otherwise dispose of, any shares of stock of any class (including as “stock” for purposes of this Section, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of any Subsidiary of the Borrower, except to the Borrower or a Wholly-Owned Subsidiary of the Borrower or except for the purpose of qualifying directors.

Section 7.13 [Reserved]

Section 7.14 [Reserved]

Section 7.15 [Reserved]

Section 7.16 [Reserved]

Section 7.17 Consolidated Indebtedness to Capitalization Ratio

The Borrower will not permit the Consolidated Indebtedness to Capitalization Ratio to exceed 0.65 to 1.00, at the end of any fiscal quarter.

Section 7.18 Dividends and Other Shareholder Distributions

(a) The Borrower shall not (i) declare or pay any dividends or make a distribution of any kind (including by redemption or purchase) on or relating to its outstanding capital stock, or (ii) repay (directly, through sinking fund payments or otherwise) any Indebtedness or other obligations owing to a shareholder (other than publicly-traded Indebtedness or obligations) unless in either circumstance no Default or Event of Default exists prior to or would result after giving effect to such action.

(b) Except (i) to the extent such an encumbrance or restriction is imposed by PUHCA, the rules and regulations promulgated thereunder or any order of the SEC issued pursuant thereto, (ii) as set forth on Schedule 7.18 hereto, or (iii) in connection with Non-Recourse Indebtedness of a Project Finance Subsidiary, the Borrower will not, and will not permit any of its Subsidiaries, directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s capital stock owned by the Borrower or any Subsidiary of the Borrower; (2) pay any Indebtedness owed to the Borrower or any other Subsidiary; (3) make loans or advances to the Borrower or any other Subsidiary; or (4) transfer any of its property or assets to the Borrower or any other Subsidiary.

Section 7.19 [Reserved]

Section 7.20 Transactions with Affiliates

Except (i) as is required by PUHCA or the rules and regulations promulgated thereunder, (ii) pursuant to Permitted Receivables Facilities with Receivables Entities, or (iii) with respect to any transaction among the Borrower and/or any Subsidiaries of the Borrower, as permitted by Section 7.12, the Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any material transaction or arrangement with any Affiliate of such Person (other than the Borrower), including without limitation, the purchase from, sale to or exchange of Property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon terms no less favorable to the Borrower or such Subsidiary than could be obtained in a similar transaction involving a third-party.

Section 7.21 Compliance with Laws

Without limiting any of the other covenants of the Borrower in this Section 7, the Borrower will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities (including all Environmental and Health Laws); provided, however, that neither the Borrower nor any Subsidiary of the Borrower shall be required to comply with any such law, regulation, ordinance or order if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 7.22 Pari-Passu

The Borrower will at all times cause the Obligations to rank at least pari passu with all other senior unsecured Indebtedness of the Borrower.

Section 7.23 Certain Subsidiaries

Unless pursuant to Indebtedness which is authorized pursuant to this Agreement, the Borrower will not, and the Subsidiaries of the Borrower will not, permit any creditor of a Project Finance Subsidiary to have recourse to the Borrower or any Subsidiary of the Borrower (other than such Project Finance Subsidiary) or any of their assets (other than (i) the stock or similar equity interest of the applicable Subsidiary or any Subsidiary which is an entity whose sole purpose and extent of business activities is to own the stock or similar equity interest of a Project Finance Subsidiary and (ii) with respect to a Permitted Derivative Obligation) other than recourse under Long-Term Guaranties.

Section 7.24 Ratings

The Borrower will at all times this Agreement is in effect maintain any two of (i) an S&P Rating, (ii) a Fitch Rating, and/or (iii) a Moody’s Rating (or if any or all of such ratings are unavailable, rating(s) from such other recognized national rating agency or agencies as may be acceptable to the Administrative Agent and the Required Banks).

Section 7.25 [Reserved]

Section 7.26 Sanctions Laws and Regulations

(a)    The Borrower shall not request any Loans or Letters of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers and employees shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activities or business of or with any Designated Person, or in any country, region or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (iii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.

(b) The Borrower shall not knowingly permit any of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement to constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

Section 8.1 Events of Default

Any one or more of the following shall constitute an Event of Default:

(a)    (i) default in the payment when due of any fees, interest or of any other Obligation not covered by clause (ii) below and such payment default continues for five (5) days or (ii) default in the payment when due of the principal amount of any Loan or of any Reimbursement Obligation;

(b)    default by the Borrower or any Subsidiary in the observance or performance of any covenant set forth in Section 7.1 (solely with respect to the existence of the Borrower), Section 7.6(d)(i), Sections 7.9 through 7.20, and Sections 7.22 through 7.26;

(c)    default by the Borrower or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent;

(d)    (i) failure to pay when due Indebtedness in an aggregate principal amount of $50,000,000 or more of the Borrower or any Material Subsidiary (other than any such Indebtedness which is Unguaranteed Non-Recourse Indebtedness) or (ii) default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness of the Borrower or any of its Material Subsidiaries in an aggregate principal amount of $50,000,000 or more, and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof;

(e)    any representation or warranty made herein or in any other Credit Document by the Borrower or any Subsidiary of the Borrower, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by the Borrower or any Subsidiary of the Borrower, or in connection with any Credit Document, proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

(f)    the Borrower or any Material Subsidiary shall (i) fail to pay its debts generally as they become due or admit in writing its inability to pay its debts generally as they become due, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (v) take any corporate action (such as the passage by its board of directors of a resolution) in furtherance of any matter described in parts (i)-(iv) above, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(g) hereof;

(g)    a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Material Subsidiary, or any substantial part of any of their Property, or a proceeding described in Section 8.1(f)(iv) hereof shall be instituted against the Borrower or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(h)    the Borrower or any Material Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $50,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;

(i)    the Borrower or any other member of the Controlled Group shall (i) fail to pay when due an amount or amounts which it shall have become liable to the PBGC or to a Plan under Title IV of ERISA, or (ii) file notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $50,000,000 (collectively, a “Material Plan”) under Title IV of ERISA, or (iii) take any action with respect to a Plan that could result in the requirement of the Borrower or any of its Subsidiaries to furnish a bond to the PBGC or such Plan; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan; or a proceeding shall be instituted by a fiduciary of any Multiemployer Plan against the Borrower or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or the occurrence of any event with respect to any Plan that could result in the incurrence by the Borrower or any other member of its Controlled Group of any material liability, fine or penalty; or any notice from any Multiemployer Plan that (i) such Multiemployer Plan is in reorganization, (ii) any such Multiemployer Plan has been funded at a rate less than that required by the Code and ERISA, (iii) any such Multiemployer Plan is or may be terminated, or (iv) any such Multiemployer Plan is or may become insolvent;

(j)    the Borrower or any Subsidiary of the Borrower or any Person acting on behalf of the Borrower, a Subsidiary or any governmental authority challenges the validity of any Credit Document or the Borrower’s or one of its Subsidiary’s obligations thereunder or any Credit Document ceases to be in full force and effect or is modified other than in accordance with the terms thereof and hereof;

(k)    a Change of Control Event shall have occurred; or

(l)    the Borrower shall for any reason cease to be wholly liable for the full amount of the Obligations.

Section 8.2 Non-Bankruptcy Defaults

When any Event of Default other than those described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, the Administrative Agent shall, if so directed by the Required Banks, by written notice to the Borrower: (a) terminate the remaining Commitments and all other obligations of the Banks hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, and all other Obligations, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind; (c) automatically convert each Eurodollar Loan to a Base Rate Loan at the end of the Interest Period then in effect for such Eurodollar Loan; and (d) demand that the Borrower immediately pay to the Administrative Agent, subject to Section 8.4 hereof, the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Banks, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 8.1(c) hereof or this Section 8.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3 Bankruptcy Defaults

When any Event of Default described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, then all outstanding Loans, including both interest and principal thereon, and all other Obligations shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent, subject to Section 8.4 hereof, the full amount then available for drawing, under all outstanding Letters of Credit, the Borrower acknowledging that the Banks would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Banks, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 8.4 Collateral for Outstanding Letters of Credit

(a)    If the payment or prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.2(b), Section 2.8(b), Section 8.2 or Section 8.3 hereof, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)    All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Issuing Agents, and to the payment of the unpaid balance of any Loans and all other Obligations. The Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Agents and the Banks, and the Borrower hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Agents and the Banks, a security interest in all of the Borrower’s rights, title and interest in and to the Account and all property (including investment property) contained therein or credited thereto. So long as no Default or Event of Default has occurred, if and when requested by the Borrower, the Administrative Agent shall invest funds held in the Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided, that the Administrative Agent is irrevocably authorized to sell investments held in the Account when and as required to make payments out of the Account for application to amounts due and owing from the Borrower to the Administrative Agent, the Issuing Agents or Banks, and provided, further, that if a Default or Event of Default has then occurred and is continuing, the Borrower shall have no access to or right to control the Account. If (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Administrative Agent shall repay to the Borrower any remaining amounts held in the Account.
Section 8.5 Expenses

The Borrower agrees to pay to the Administrative Agent, the Issuing Agents, the Swing Line Bank and each Bank, and any other holder of any Note outstanding hereunder, all reasonable and properly documented out-of-pocket costs and expenses incurred or paid by the Administrative Agent, the Issuing Agents, the Swing Line Bank or such Bank or any such holder, including attorneys’ fees (including allocable fees of in house counsel) and court costs, in connection with (i) any amendment or waiver to the Credit Documents requested by the Borrower, (ii) any Default or Event of Default by the Borrower hereunder, or (iii) the enforcement of any of the Credit Documents.
SECTION 9. CHANGE IN CIRCUMSTANCES.

Section 9.1 Change of Law

Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any Change in Law makes it unlawful for any Bank to make or continue to maintain, make, fund, continue or convert Eurodollar Loans or Daily Eurodollar Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrower and such Bank’s obligations to make or maintain Eurodollar Loans or Daily Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Bank to make or maintain Eurodollar Loans or Daily Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans or Daily Eurodollar Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may in the alternative elect to convert the principal amount of the affected Eurodollar Loans or Daily Eurodollar Loans from such Bank into Base

Rate Loans from such Bank, which Base Rate Loans shall not be made ratably by the Banks but only from such affected Bank.

Section 9.2 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR

(a)    Notwithstanding anything to the contrary in this Agreement or any other Credit Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Banks notify the Administrative Agent that the Required Banks have determined, that:

(i)    deposits of a type and maturity appropriate to match fund Borrowing of Eurodollar Loans or Daily Eurodollar Loans are not available to such Banks in the relevant market, or

(ii)    the interest rate applicable to Borrowing of Eurodollar Loans or Daily Eurodollar Loans for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Reuters Screen (or on any successor or substitute page on such screen) is unavailable) or does not adequately and fairly reflect the cost of making or maintaining Borrowings of Eurodollar Loans or Daily Eurodollar Loans;

then the Administrative Agent shall suspend the availability of Borrowings of Eurodollar Loans and Daily Eurodollar Loans and require any affected Borrowings of Eurodollar Loans and Daily Eurodollar Loans to be repaid or converted to Borrowings of Base Rate Loans.

(b)    Benchmark Replacement.

(i)    Benchmark Transition Event; Early Opt-in Election; Other Benchmark Rate Election. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event, an Early Opt-in Election or Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement”, or in the event of an Other Benchmark Rate Election, for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative

Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks. If an Unadjusted Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)    Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Credit Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; provided that, this clause (b)(ii) shall not be effective unless the Administrative Agent has delivered to the Banks and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(iii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iv)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Banks of (A) any occurrence of a Benchmark Transition Event, an Early Opt-in Election or Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (v) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 9.2(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 9.2(b).
(v)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Index Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vi)    Benchmark Unavailability Period. Upon notice to the Borrower by the Administrative Agent in accordance with Section 11.8 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 9.2(b), the Borrower may revoke any request for a Borrowing of Eurodollar Loans, or any request for the conversion or continuation of a Borrowing of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of Base Rate Loans or conversion to a Borrowing of Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 9.3 Increased Cost and Reduced Return

(a)    If, on or after the date hereof, any Change in Law:

(i)    shall subject any Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)    shall impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including, without limitation, any compulsory loan requirement, insurance charge or other assessment or any other such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans or Daily Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its

Eurodollar Loans, its Daily Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans or Daily Eurodollar Loans, to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) or the Administrative Agent of making or maintaining any Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) or the Administrative Agent under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank or the Administrative Agent to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent) or the Administrative Agent, the Borrower shall be obligated to pay to such Bank or the Administrative Agent such additional amount or amounts as will compensate such Bank or the Administrative Agent for such increased cost or reduction. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Bank or the Administrative Agent is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by the Borrower to such Bank or the Administrative Agent hereunder, such Bank or the Administrative Agent shall refund such amount or amounts to the Borrower without interest.

(b)    If, after the date hereof, any Bank or the Administrative Agent shall have determined that any Change in Law regarding capital adequacy or liquidity requirements, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital or liquidity rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such Change in Law (taking into consideration such Bank’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c)    Each Bank that determines to seek compensation under this Section 9.3 shall notify the Borrower and the Administrative Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 9.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder submitted to the Borrower and the Administrative Agent by such Bank in good faith shall be prima facie evidence of the amount of such compensation. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 9.4 Lending Offices

Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified in its respective Administrative Questionnaire or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent, so long as such election does not increase costs or other amounts payable by the Borrower to such Bank hereunder.

Section 9.5 Discretion of Bank as to Manner of Funding

Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the eurodollar interbank market having a maturity corresponding to such Loan’s Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 10. THE AGENT.

Section 10.1 Appointment and Authorization of Administrative Agent

Each Bank hereby appoints U.S. Bank as the Administrative Agent under the Credit Documents and hereby authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents. The Administrative Agent is acting pursuant to a contractual relationship on an arm’s length basis and the duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank, the holder of any Note or any other Person; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

Section 10.2 Administrative Agent and its Affiliates

The Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Credit Documents.

Section 10.3 Action by Administrative Agent

If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 7.6(d)(i) hereof, the Administrative Agent shall promptly give each of the Banks written notice thereof. The obligations of the Administrative Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.3 hereof. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it shall be first indemnified to its reasonable satisfaction by the Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary in writing by a Bank or the Borrower. In all cases in which this Agreement and the other Credit Documents do not require the Administrative Agent to take certain actions, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

Section 10.4 Consultation with Experts

The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5 Liability of Administrative Agent; Credit Decision

Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents (i) with the consent or at the request of the Required Banks, or (ii) in the absence of its own gross negligence or willful misconduct (as proven by the final, non-appealable judgment of a court of competent jurisdiction). Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any other party contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Section 6 hereof; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The

Administrative Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Credit Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Bank acknowledges that it has independently and without reliance on the Administrative Agent or any other Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Borrower and any other relevant Person, and the Administrative Agent shall have no liability to any Bank with respect thereto.

Section 10.6 Indemnity

The Banks shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent the Administrative Agent is promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this Section 10.6 shall survive termination of this Agreement.

Section 10.7 Resignation of Administrative Agent and Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation of the Administrative Agent, the Required Banks shall have the right to appoint a successor Administrative Agent with the consent of the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be any Bank or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder; provided, if the Administrative Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder, (2) all payments (other than agency fees (as defined in the Fee Letters)), communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above and (3) the agency fees shall be waived for the period from the effective date of the resignation of the resigning Administrative Agent until the effective date of the appointment of its successor. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 10 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

Section 10.8 Certain ERISA Matters

(a)    Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)    such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE

84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

Section 10.9 Erroneous Payments

(a)    If the Administrative Agent notifies a Bank or Issuing Agent, or any Person who has received funds on behalf of a Bank, or Issuing Agent (any such Bank, Issuing Agent or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to such Bank, Issuing Agent or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Bank or Issuing Agent shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting the immediately preceding clause (a), each Bank and Issuing Agent hereby further agrees that if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part):

(i)    (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.9(b).

(c)    Each Bank or Issuing Agent hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Bank or Issuing Agent under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Bank or Issuing Agent from any source, against any amount due to the Administrative Agent under the immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)    An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(e)    To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment.

(f)    Each party’s agreements under this Section 10.9 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Bank or Issuing Agent, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.

SECTION 11. MISCELLANEOUS.

Section 11.1 Taxes

(a)    Defined Terms. For purposes of this Section 11.1, the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Administrative Agent or Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Borrower shall indemnify each Administrative Agent or Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Administrative Agent or Bank or required to be withheld or deducted from a payment to such Administrative Agent or Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(e)    Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.10 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Credit Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a governmental authority pursuant to this Section 11.1, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 11.1(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank; (ii) Without limiting the generality of the foregoing, (A) any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax; (B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (1) in the case of a

Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (2) executed copies of IRS Form W-8ECI; (3) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or (4) to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; (C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and (D) if a payment made to a Bank under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11.1 (including by the payment of additional amounts pursuant to this Section 11.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Administrative Agent shall treat (and the Banks hereby authorize the Administrative Agent to treat) the Credit Documents as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j)    Survival. Each party’s obligations under this Section 11.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 11.2 No Waiver of Rights

No delay or failure on the part of the Administrative Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Administrative Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.3 Non-Business Day

If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

Section 11.4 Documentary Taxes

The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 11.5 Survival of Representations

All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 11.6 Survival of Indemnities

All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 2.11, Section 9.3 and Section 11.13 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.
Section 11.7 Set-Off

(a)    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank and each subsequent holder of any Note is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, or otherwise fully matured, and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the obligations and liabilities of the Borrower to that Bank or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) that Bank or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 hereof and although said obligations and liabilities, or any of them, may be contingent or unmatured.

(b)    Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 11.7(b), amounts owed to or recovered by, an Issuing Agent in connection with Reimbursement Obligations in which Banks have been required to fund their participation shall be treated as amounts owed to or recovered by such Issuing Agent as a Bank hereunder.

Section 11.8 Notices

(a)    Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including facsimile or by using Electronic Systems) and shall be given to a party hereunder at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrower, given by courier, by United States certified or registered mail, by other telecommunication device capable of creating a written record of such notice and its receipt or, to the extent permitted in Section 11.8(b) hereof, Electronic Systems. Notices under the Credit Documents to the Banks shall be addressed to their respective addresses, facsimile or telephone numbers set forth on their respective Administrative Questionnaires or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof, and to the Borrower and to the Administrative Agent to:

If to the Borrower:

If by courier or overnight delivery:

Black Hills Corporation
7001 Mt. Rushmore Rd
Rapid City, South Dakota 57702
Attention: Kimberly F. Nooney
Telephone: 605.721.2370

If by any other means:

Black Hills Corporation
PO Box 1400
Rapid City, South Dakota 57709

Attention: Kimberly F. Nooney
Telephone: 605.721.2370
Email: Kim.Nooney@blackhillscorp.com

with copies to:

If by courier or overnight delivery:

Black Hills Corporation
7001 Mt. Rushmore Rd
Rapid City, South Dakota 57702
Attention: Brian G. Iverson
Telephone: 605.721.2305

If by any other means:

Black Hills Corporation
PO Box 1400
Rapid City, South Dakota 57709
Attention: Brian G. Iverson
Telephone: 605.721.2305
Email: Brian.Iverson@blackhillscorp.com

If to the Administrative Agent:

Notices shall be sent to the applicable address set forth on Part B of Schedule 4 hereto.

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.8 or in the applicable Administrative Questionnaire and a confirmation of receipt of such facsimile has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, three (3) Business Days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified or referred to in this Section 11.8; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt during the recipient’s normal business hours. Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to the Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 11.9 Counterparts; Electronic Execution

This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. . Without notice to or consent of the Borrower, the Administrative Agent and each Bank may create electronic images of any Credit Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. If the Administrative Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Credit Document or other document required to be delivered under the Credit Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Administrative Agent agrees, in its sole discretion, to accept any electronic signatures of any Credit Document or other document required to be delivered under the Credit Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Administrative Agent and each Bank may rely on any such electronic signatures without further inquiry.

Section 11.10 Successors and Assigns

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign any of its rights or obligations under any Credit Document unless such assignation occurs in connection with a merger or acquisition by the Borrower which is otherwise permitted under the terms of this Agreement and the appropriate Credit Documents, if applicable, and the Borrower obtains the prior written consent of all of the Banks, which consent shall be in form and substance satisfactory to the Administrative Agent. No Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Banks. Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)    except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan, L/C Obligations or the Commitment assigned;

(iii)    any assignment of a Commitment must be approved by (i) the Administrative Agent (not to be unreasonably withheld), the Issuing Agents and the Swing Line Bank and (ii) unless the Person that is the proposed assignee is itself a Bank with a Commitment or an Affiliate of a Bank (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and/or an Event of Default has occurred and is continuing, the Borrower (not to be unreasonably withheld); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire and any relevant tax forms.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.3 and 9.4 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section. The Borrower shall execute and deliver to the assignee a Note upon written request from such assignee. The assignor shall promptly return to the Borrower its Note if after giving effect to such assignment such assignor has no Commitment and no Obligations are owing to such assignor.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to its commitments only, any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Agents or Swing Line Bank, sell participations to any Person (other than an Ineligible Institution) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in such Bank’s Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Participants’ Rights. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 11.11(i) hereof that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 9.3 and 9.4 hereof to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(a) hereof as though it were a Bank, provided such Participant agrees to be subject to Section 11.7(b) hereof as though it were a Bank.

(f)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 9.3 and 9.4 hereof than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 9.4 hereof unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 9.4 hereof as though it were a Bank.

(g)    Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(h)    Certain Funding Arrangements. Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle which is an Affiliate of such Bank (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.10, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC.

(i)    Farm Credit System. Notwithstanding anything in Section 11.10(d) to the contrary, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $10,000,000.00 (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Bank (including any existing Voting Participant) to the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent (such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Bank pursuant to an assignment in accordance with Section 11.10(b) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Bank on all matters subject to a vote by the Banks, and the voting rights of the selling Bank (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis. Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Bank in an Assignment and Assumption. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 11.10(i) shall be a Voting Participant without delivery of a Voting Participation Notification and without the prior written consent of the Administrative Agent. The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant.

Section 11.11 Amendments

Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Banks, (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent, (d) if the rights or duties of any Issuing Agent are affected thereby, such Issuing Agent and (e) if the rights or duties of the Swing Line Bank are affected thereby, the Swing Line Bank; provided that no amendment or waiver pursuant to this Section 11.11 shall:

(i)    (A) increase, decrease or extend any Commitment of any Bank without the consent of such Bank or (B) reduce the amount of or, except to the extent set forth in Section 2.15, postpone any fixed date for payment of any principal of or interest on any Loan or Reimbursement Obligation (including the Termination Date) or of any fee or other Obligation payable hereunder without the consent of each Bank; and

(ii)    unless signed by each Bank, change this Section 11.11, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents or, with respect to the pro rata sharing of payments, amend Section 4.1 hereof or any other provision hereof relating to the pro rata sharing of payments.

Section 11.12 Headings

Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.13 Legal Fees, Other Costs and Indemnification

The Borrower agrees to pay all reasonable and properly documented out-of-pocket costs and expenses of the Arrangers and the Administrative Agent in connection with the preparation and negotiation of the Credit Documents (including past and future reasonable out-of-pocket expenses incurred by the Arrangers and the Administrative Agent in connection with the syndication of the transaction), including without limitation, the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify each Bank, the Administrative Agent, the Swing Line Bank and the Issuing Agents, and their respective Affiliates, directors, agents, advisors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, and whether brought by a third-party or by the Borrower or any of its Affiliates) which any of them may incur or reasonably pay arising out of or relating to any Credit Document (including any relating to a misrepresentation by the Borrower under any Credit Document) or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than to the extent arising from the gross negligence or willful misconduct of the party claiming indemnification as determined in a final, non-appealable judgment by a court of competent jurisdiction. The Borrower, upon demand by any of the Administrative Agent, the Swing Line Bank, an Issuing Agent or a Bank at any time, shall reimburse the Administrative Agent, the Swing Line Bank, such Issuing Agent or Bank for any reasonable legal or other expenses (including allocable fees and expenses of in-house counsel) incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified as determined in a final, non-appealable judgment by a court of competent jurisdiction, provided that with respect to legal costs and expenses incurred in connection with the enforcement of the rights of the

Administrative Agent, the Swing Line Bank, each Issuing Agent and the Banks under this Section 11.13, the Borrower shall only be obligated to pay the legal fees of the Administrative Agent and not of any Issuing Agent or other Bank. To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, each Issuing Agent, the Swing Line Bank, each Bank and each of their respective Affiliates, directors, agents, advisors, officers and employees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

Section 11.14 Entire Agreement

The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

Section 11.15 Construction

The parties hereto acknowledge and agree that neither this Agreement nor the other Credit Documents shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Credit Documents.

Section 11.16 Governing Law

This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.

Section 11.17 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL

THE BORROWER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 11.18 Replacement of Bank

Each Bank agrees that, upon the occurrence of any event set forth in Sections 9.1, 9.3 and 11.1 hereof, such Bank will use reasonable efforts to book and maintain its Loans through a different Lending Office or to transfer its Loans to an Affiliate with the objective of avoiding or minimizing the consequences of such event; provided that such booking or transfer is not otherwise disadvantageous to such Bank as determined by such Bank in its sole and absolute discretion. If any Bank has demanded to be paid additional amounts pursuant to Sections 9.1, 9.3 and 11.1 hereof, and the payment of such additional amounts are, and are likely to continue to be, more onerous in the reasonable judgment of the Borrower than with respect to the other Banks, then the Borrower shall have the right at any time when no Default or Event of Default shall have occurred and be continuing to seek one or more financial institutions which are not Affiliates of the Borrower (each, a “Replacement Bank”) to purchase with the written consent of the Administrative Agent (which consent shall not be (x) required if such proposed Replacement Bank is already a Bank, or an Affiliate of a Bank, or (y) unreasonably delayed or withheld) the outstanding Loans and Commitments of such Bank (the “Affected Bank”), and if the Borrower locates a Replacement Bank, the Affected Bank shall, upon

(a)    prior written notice to the Administrative Agent,

(b)    (i) payment to the Affected Bank of the purchase price agreed between it and the Replacement Bank (or, failing such agreement, a purchase price in the amount of the outstanding principal amount of the Affected Bank’s Loans and accrued interest thereon to the date of payment) by the Replacement Bank plus (ii) payment by the Borrower of all Obligations (other than principal and interest with respect to Loans) then due to the Affected Bank or accrued for its account hereunder or under any other Credit Document,

(c) satisfaction of the provisions set forth in Section 11.10 hereof, and

(d) payment by the Borrower to the Affected Bank and the Administrative Agent of all reasonable out-of-pocket expenses in connection with such assignment and assumption (including the recordation fee described in Section 11.10 hereof), be deemed without any further action to have assigned and delegated all its rights and obligations under this Agreement and any other Credit Document to which it is a party (including its outstanding Loans) to the Replacement Bank (such assignment to be made without recourse, representation or warranty), and the Replacement Bank shall assume such rights and obligations, whereupon the Replacement Bank shall in accordance with Section 11.10 hereof become a party to each Credit Document to which the Affected Bank is a party and shall have the rights and obligations of a Bank thereunder and the Affected Bank shall be released from its obligations hereunder and each other Credit Document to the extent of such assignment and delegation.

Notwithstanding the foregoing, with respect to a Bank that is a Defaulting Bank or an Impacted Bank, the Borrower or the Administrative Agent may obtain a Replacement Bank and execute an Assignment on behalf of such Defaulting Bank or an Impacted Bank at any time and without prior notice to such Defaulting Bank or an Impacted Bank and cause its Loans and Commitments to be sold and assigned at par. Upon any such assignment and payment and compliance with the other provisions of Section 11.10 hereof, such replaced Bank shall no longer constitute a “Bank” for purposes hereof; provided, any rights of such replaced Bank to indemnification hereunder shall survive.

Section 11.19 Confidentiality

The Administrative Agent and the Banks shall hold all non-public information provided to them by the Borrower pursuant to or in connection with this Agreement in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their agents, attorneys-in-fact, examiners, regulators, non-governmental self-regulatory authorities, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or any other Credit Document or as reasonably required by any potential bona fide transferee, participant or assignee, or in connection with the exercise of remedies under a Credit Document, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.19), or to any nationally recognized rating agency that requires access to information about a Bank’s investment portfolio in connection with ratings issued with respect to such Bank, or as requested by any governmental agency, non-governmental self-regulatory authority or representative thereof or pursuant to legal or regulatory process, or to any other party to this Agreement, or with the consent of the Borrower, or to the extent constituting information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided, however, that unless specifically prohibited by applicable law or court order, or in connection with any supervising examination, the Administrative Agent and each Bank shall use reasonable efforts to promptly notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Bank by such governmental agency) for disclosure of any such non-public information and, where practicable, prior to disclosure of such information. Prior to any such disclosure pursuant to this Section 11.19, the Administrative Agent and each Bank shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree, for the benefit of the Borrower, in writing to be bound by this Section 11.19; and to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 11.19. Notwithstanding anything herein to the contrary, “confidential information” shall not include, and the Administrative Agent and each Bank may disclose to any and all persons, without limitation of any kind, (i) any information with respect to the U.S. Federal income tax treatment and U.S. Federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Bank relating to such tax treatment and tax structure, (ii) information that has been publicly disclosed or has become public without breach of this Section 11.19 and (iii) information that now or hereafter becomes available to such Bank on a non-confidential basis from a source other than the Borrower.

EACH BANK ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 11.20 Rights and Liabilities of the Syndication Agent, Co-Documentation Agents and Arrangers

Neither the Syndication Agent, any Co-Documentation Agent nor any Arranger has any special rights, powers, obligations, liabilities, responsibilities or duties under this Agreement as a result of acting in the capacity of Syndication Agent, Co-Documentation Agent or Arranger, as applicable, other than those applicable to them in their capacity as Banks hereunder (if any). Without limiting the foregoing, neither the Syndication Agent, any Co-Documentation Agent nor any Arranger shall have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgments and undertakings with respect to the Syndication Agent, each Co-Documentation Agent and each Arranger as it makes with respect to the Administrative Agent and any directors, officers, agents and employees of the Administrative Agent in Section 10.5 hereof.

Section 11.21 Relationship

Neither the Administrative Agent, any Issuing Agent, the Swing Line Bank nor any Bank has any fiduciary relationship or duty to the Borrower or any of its Subsidiaries arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Administrative Agent, any Issuing Agent, the Swing Line Bank or any Bank and the Borrower or any of its Subsidiaries by virtue of, any Credit Document or any transaction contemplated therein. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Banks and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

The Borrower and each of its Subsidiaries understand that the Administrative Agent, the Issuing Agents, the Swing Line Bank, each Bank and their respective affiliates (the Administrative Agent or such Bank, as the case may be, together with its affiliates, each referred to herein as a “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research). Members of each Group and businesses within each Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the interests of the Borrower or one of its Subsidiaries. For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Borrower, its Subsidiaries or its affiliates or other entities connected with the Loans or the transactions contemplated hereby.

In recognition of the foregoing, the Borrower, for itself and on behalf of its Subsidiaries, agrees no Group is required to restrict its activities as a result of this Agreement and that each Group may undertake any business activity without further consultation with or notification to the Borrower or any of its Subsidiaries. Neither this Agreement nor the receipt by the Administrative Agent, any Issuing Agent, the Swing Line Bank or any Bank of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including but not limited to any duty of trust or confidence) that would prevent or restrict a Group from acting on behalf of other customers or for its own account. Furthermore, the Borrower, for itself and on behalf of its Subsidiaries, agrees that no Group and no member or business of a Group is under a duty to disclose to the Borrower or any of its Subsidiaries or use on behalf of the Borrower or any of its Subsidiaries any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, consistent with each Group’s long-standing policy to hold in confidence the affairs of its customers, no Group will use confidential information obtained from the Borrower or any of its Subsidiaries except in connection with its services to, and its relationship with, the Borrower and its Subsidiaries; provided, that each Group will be free to disclose information in any manner as required by law, regulation, regulatory authority or other applicable judicial or government order.

Section 11.22 [Reserved]

Section 11.23 Severability of Provisions

Any provision in this Agreement or any other Credit Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement and the other Credit Documents are declared to be severable.

Section 11.24 Patriot Act Notice

Each Bank that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 11.25 Amendment and Restatement

The Borrower, the Banks and the Administrative Agent agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Sections 6.1 and 6.2, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement and each Departing Bank shall cease to be a party to the Existing Credit Agreement as evidenced by its execution and delivery of its Departing Bank Signature Page. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the Obligations under the Existing Credit Agreement and the other Credit Documents as in effect prior to the date hereof or the Indebtedness created thereunder. All “Loans” made and “Obligations” incurred under (and defined in) the Existing Credit Agreement which are outstanding on the Effective Date shall constitute Loans and Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Credit Documents. The commitment of each Bank that is a party to the Existing Credit Agreement shall, on the date hereof, automatically be deemed amended and the only commitments shall be those hereunder. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Credit Documents” (as defined in the Existing Credit Agreement) to the “Credit Agreement” and the “Credit Documents” shall be deemed to refer to this Agreement and the Credit Documents, (b) all obligations constituting “Obligations” under the Existing Credit Agreement with any Bank or any Affiliate of any Bank which are outstanding on the date hereof shall continue as Obligations under this Agreement and the other Credit Documents, and (c) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Bank’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that Obligations in respect of Loans, Letters of Credit, interest and fees due and payable to a Bank hereunder reflect such Bank’s Commitments on the date hereof, and the Borrower hereby agrees to compensate each Bank and each Departing Bank for any and all losses, costs and expenses incurred by such Bank or Departing Bank in connection with the sale and assignment of any Eurodollar Loan on the terms and in the manner set forth in Section 2.11 hereof and (d) the existing “Loans” under the Existing Credit Agreement of each Departing Bank shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), each Departing Bank’s “Commitment” under the Existing Credit Agreement shall be terminated and each Departing Bank shall not be a Bank hereunder.

Section 11.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions
Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties thereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

- Remainder of Page Intentionally Left Blank; Signature Page Follows –

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BLACK HILLS CORPORATION, a South Dakota corporation, as the Borrower

By: /s/ Richard W. Kinzley
Name:    Richard W. Kinzley
Title: Senior Vice President and Chief Financial Officer

Signature Page to Fourth Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION
as the Administrative Agent, as an Issuing Agent, as Swing Line Bank and as a Bank

By: /s/ John M. Eyerman
Name: John M. Eyerman
Title: Senior Vice President
Signature Page to Fourth Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.
as the Syndication Agent, as an Issuing Agent and as a Bank

By: /s/ Nancy R. Barwig
Name: Nancy R. Barwig
Title: Executive Director
Signature Page to Fourth Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.
as a Co-Documentation Agent, as an Issuing Agent and as a Bank

By: /s/ Michael J. Haas
Name: Michael J. Haas
Title: Sr. Vice President
Signature Page to Fourth Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Co-Documentation Agent, as an Issuing Agent and as a Bank

By: /s/ Keith Luettel
Name: Keith Luettel
Title: Managing Director
Signature Page to Fourth Amended and Restated Credit Agreement

BMO HARRIS FINANCING, INC., as a Bank

By: /s/ Darren Thomas
Name: Darren Thomas
Title: Director
Signature Page to Fourth Amended and Restated Credit Agreement

COBANK ACB, as a Bank

By: /s/ Jared A. Greene
Name: Jared A. Greene
Title: Assistant Corporate Secretary
Signature Page to Fourth Amended and Restated Credit Agreement

CREDIT SUISSE AG, NEW YORK BRANCH, as a Bank

By: /s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By: /s/ Andrew Griffith
Name: Andrew Griffin
Title: Authorized Signatory
Signature Page to Fourth Amended and Restated Credit Agreement

MUFG BANK, LTD., as a Bank

By: /s/ Viet-Linh Fujitaki
Name: Viet-Linh Fujitaki
Title: Director

Signature Page to Fourth Amended and Restated Credit Agreement

ROYAL BANK OF CANADA, as Lender

By: /s/ Mark W. Condon
Name: Mark W. Condon
Title: Authorized Signatory

Signature Page to Fourth Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as a Bank

By: /s/ David Dewar
Name: David Dewar
Title: Director

Signature Page to Fourth Amended and Restated Credit Agreement

The undersigned Departing Bank hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the Credit Documents executed in connection therewith and will not be a party to this Agreement except for purposes of acknowledging, it is a Departing Bank

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Departing Bank

By: /s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By: /s/ Andrew Griffith
Name: Andrew Griffin
Title: Authorized Signatory
Signature Page to Fourth Amended and Restated Credit Agreement

The undersigned Departing Bank hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the Credit Documents executed in connection therewith and will not be a party to this Agreement except for purposes of acknowledging, it is a Departing Bank

MORGAN STANLEY BANK, N.A., as a Departing Bank

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to Fourth Amended and Restated Credit Agreement

EXHIBIT A
NOTE

_________ __, 20__

FOR VALUE RECEIVED, the undersigned, Black Hills Corporation, a South Dakota corporation (“Borrower”), promises to pay to the order of [_________________] (the “Bank”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of U.S. Bank National Association, in accordance with Section 4.1 of the Credit Agreement (as hereafter defined), the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

The Bank shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Base Rate Loan, Daily Eurodollar Loan or a Eurodollar Loan, and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same; provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

This Note is one of the Notes referred to in the Fourth Amended and Restated Credit Agreement dated as of July 19, 2021, among, inter alia, the Borrower; U.S. Bank National Association, as Administrative Agent; JPMorgan Chase Bank, N.A., as Syndication Agent; Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents; and the financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

- Remainder of Page Intentionally Left Blank; Signature Page Follows -

Credit Agreement

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

BLACK HILLS CORPORATION, a South Dakota corporation

By: _____________________________
Name: _____________________________
Title: _____________________________

Credit Agreement

EXHIBIT B
COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to U.S. Bank National Association, as Administrative Agent pursuant to the Fourth Amended and Restated Credit Agreement dated as of July 19, 2021, among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); U.S. Bank National Association, as Administrative Agent; JPMorgan Chase Bank, N.A., as Syndication Agent; Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents; and the financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am the duly elected or appointed __________________of the Borrower;

2.    I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4.    Schedule 1 attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct. All computations are made in accordance with the terms of the Credit Agreement; and

5.    Schedule 2 attached hereto sets forth a reasonably detailed description of any material change in any of the material information set forth on Schedules 5.2 and 5.5 of the Credit Agreement since the date of the Compliance Certificate delivered pursuant to the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:
________________________________________________________________________________________________________________________________________________________________________________________________________________________

Credit Agreement

The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___________day of __________, 20__.

__________________________

Credit Agreement

SCHEDULE 1 TO COMPLIANCE CERTIFICATE
Compliance Calculations for Credit Agreement

CALCULATION AS OF ________ __,20__

A.	Consolidated Indebtedness to Capitalization Ratio (Section 7.17)	$
	1. Consolidated Indebtedness	$
	2. Non-Recourse Indebtedness	$
	3. Consolidated Indebtedness (Line A1 minus Line A2)	$
	4. Consolidated Net Worth	$
	5. Capital (Line A3 plus Line A4)	$
	6. Consolidated Indebtedness to Capitalization Ratio	____:1.00	ratio of (A) Line A3 to (B) Line A5 not to exceed 0.65 to 1.00, measured on a quarterly basis.
Credit Agreement

SCHEDULE 2 TO COMPLIANCE CERTIFICATE
Updates to Schedules 5.2 and 5.5 to the Credit Agreement

Credit Agreement

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1. Assignor: ______________________________
2. Assignee: ______________________________
[and is an Affiliate/Approved Fund of [identify Bank]1]
3. Borrower(s): Black Hills Corporation
4. Administrative Agent: U.S. Bank National Association, as the administrative agent under the Credit Agreement
5. Credit Agreement: The Fourth Amended and Restated Credit Agreement dated as of July 19, 2021 among, inter alia, Black Hills Corporation, the Banks parties thereto, and U.S. Bank National Association, as Administrative Agent, as amended.
1 Select as applicable.
Credit Agreement

6.    Assigned Interest:

Amount of Commitment/Loans of Assignor prior to Trade Date	Amount of Commitment/Loans of Assignee prior to Trade Date	Amount of Commitment/Loans Assigned	Amount of Commitment/Loans of Assignor after Trade Date	Amount of Commitment/Loans of Assignee after Trade Date
$	$	$	$	$

[7. Trade Date: ______________]2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR] By: Title:
ASSIGNEE [NAME OF ASSIGNEE] By: Title:
[Consented to and]3 Accepted:
U.S. Bank National Association, as
Administrative Agent

By:________________________
Title:

[Consented to:]4
BLACK HILLS CORPORATION

By:________________________
Title:

2 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4 To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.
Credit Agreement

[ISSUING AGENTS]

By:________________________
Title:

[U.S. Bank National Association, as
Swing Line Bank]

By:________________________
Title:

Credit Agreement

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

a.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Credit Documents will not be “plan assets” under ERISA, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.6 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (vi) if it is not a United States person (as defined in Section 7701(a)(30) of the Code), it shall have attached to the Assignment and Assumption the documentation specified in Section 11.1(b) of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

Credit Agreement

b.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

c.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Credit Agreement

EXHIBIT D

RESERVED
Credit Agreement

EXHIBIT E-1

FORM OF BORROWING NOTICE

TO:    U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under that Fourth Amended and Restated Credit Agreement dated as of July 19, 2021, among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); the Administrative Agent; JPMorgan Chase Bank, N.A., as Syndication Agent; Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents; and the financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.
The undersigned Borrower hereby gives to the Administrative Agent a request for Borrowing pursuant to Section 2.5(a) of the Credit Agreement, and the Borrower hereby requests to borrow on [_______________], 20[__]:

(a) from the Banks, on a pro rata basis, an aggregate principal amount of $[___________] in Revolving Loans as:

1. ☐    a Base Rate Loan
2. ☐    a Eurodollar Loan with an Interest Period of [_______] month(s).
(b) from the Swing Line Bank, a Swing Line Loan of $[____________] bearing interest at:
1. ☐ Base Rate plus [____]5% per annum
2. ☐ Daily Eurodollar Base Rate

        The undersigned hereby requests that such funds be deposited to the following account:
    Bank: [____________]
    Address: [____________]
    ABA Number: [____________]
    Account Number: [____________]
    Account Name: [____________]
    Reference: [____________]

The undersigned hereby certifies to the Administrative Agent and the Banks that (i) each of the representations and warranties set forth in Section 5 of the Credit Agreement (except with respect to representations contained in the first sentence of Section 5.2 thereof which are untrue as the result of information on Schedule 5.2 which has not yet been required to be updated pursuant to Section 7.6(c) thereof) shall be and remain true and correct in all material respects (unless such representation or warranty is already qualified with respect to materiality, in which case it shall be and remain true and correct in all respects) as of the date hereof, except that if any such representation or warranty relates solely to an earlier date it need only remain true in all material respects (unless such representation or
5 Margin to be agreed between Borrower and Swing Line Bank.
Credit Agreement

warranty is already qualified with respect to materiality, in which case it shall be and remain true and correct in all respects) as of such date; and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a result of the Borrowing contemplated hereby.

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.

Dated: _______________, 20__

BLACK HILLS CORPORATION

By:
Name:
Title:

Credit Agreement

EXHIBIT E-2

FORM OF CONVERSION/CONTINUATION NOTICE

TO: U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under that Fourth Amended and Restated Credit Agreement dated as of July [__], 2021, among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); the Administrative Agent; JPMorgan Chase Bank, N.A., as Syndication Agent; Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents; and the financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.5(a) of the Credit Agreement, the undersigned Borrower hereby requests to [continue] [convert] the interest rate on a portion of its Loan in the outstanding principal amount of $[___________] on [_______________], 20[__] as follows:

☐ to convert such Eurodollar Loan to a Base Rate Loan of the same type as of the last day of the current Interest Period for such Eurodollar Loan.

☐ to convert such Base Rate Loan to a Eurodollar Loan of the same type with an Interest Period of [_______] month(s).

☐ to continue such Eurodollar Loan on the last day of its current Interest Period as a Eurodollar Loan of the same type with an Interest Period of [_______] month(s).

The undersigned hereby certifies to the Administrative Agent and the Banks that (i) each of the representations and warranties set forth in Section 5 of the Credit Agreement (except with respect to representations contained in the first sentence of Section 5.2 thereof which are untrue as the result of information on Schedule 5.2 which has not yet been required to be updated pursuant to Section 7.6(c) thereof) shall be and remain true and correct in all material respects (unless such representation or warranty is already qualified with respect to materiality, in which case it shall be and remain true and correct in all respects) as of the date hereof, except that if any such representation or warranty relates solely to an earlier date it need only remain true in all material respects (unless such representation or warranty is already qualified with respect to materiality, in which case it shall be and remain true and correct in all respects) as of such date; and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a result of the [continuation] [conversion] contemplated hereby.

Credit Agreement

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.

Dated: _______________, 20__

BLACK HILLS CORPORATION

By:
Name:
Title:

Credit Agreement

EXHIBIT E-3

FORM OF PAYDOWN NOTICE

TO: U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under that Fourth Amended and Restated Credit Agreement dated as of July 19, 2021, among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); the Administrative Agent; JPMorgan Chase Bank, N.A., as Syndication Agent; Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents; and the financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.8(a) of the Credit Agreement, the undersigned Borrower hereby notifies the Administrative Agent of its intent to make a prepayment of a portion of its [Eurodollar] [Base Rate] [Swing Line] Loan in the amount of $[___________] on [_______________], 20[__].

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.
Dated: _______________, 20__

BLACK HILLS CORPORATION

By:
Name:
Title:

Credit Agreement

EXHIBIT F-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of July 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); the Administrative Agent; JPMorgan Chase Bank, N.A., as Syndication Agent; Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents; and the financial institutions party thereto.

Pursuant to the provisions of Section 11.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))] in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]
By:
Name:
Title:

Date: ________ __, 20[ ]

Credit Agreement

EXHIBIT F-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of July 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); the Administrative Agent; JPMorgan Chase Bank, N.A., as Syndication Agent; Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents; and the financial institutions party thereto.

Pursuant to the provisions of Section 11.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Credit Agreement

EXHIBIT F-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of July 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); the Administrative Agent; JPMorgan Chase Bank, N.A., as Syndication Agent; Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents; and the financial institutions party thereto.
Pursuant to the provisions of Section 11.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]
Credit Agreement

EXHIBIT F-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of July 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, Black Hills Corporation, a South Dakota corporation (the “Borrower”); the Administrative Agent; JPMorgan Chase Bank, N.A., as Syndication Agent; Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents; and the financial institutions party thereto.

Pursuant to the provisions of Section 11.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))] in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such [Loan(s) (as well as any Note(s) evidencing such Loan(s)),] (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

Credit Agreement

[NAME OF BANK]
By:
Name:
Title:
Date: ________ __, 20[ ]

Credit Agreement

SCHEDULE 1

PRICING GRID

If the Level Status Is	The Commitment Fee Rate (in basis points per annum) is:	The Eurodollar Margin (in basis points per annum) is:	The Base Rate Margin (in basis points per annum) is:	The L/C Fee Rate (in basis points per annum) is:
Level I Status	10	87.5	0	87.5
Level II Status	12.5	100	0	100
Level III Status	17.5	112.5	12.5	112.5
Level IV Status	20	125	25	125
Level V Status	25	150	50	150

The Reference Rating is initially determined (i) in the case of Base Rate Loans, on the Effective Date, and (ii) in the case of any Eurodollar Loans, on the second Business Day prior to the borrowing of such Eurodollar Loans. Changes in the Applicable Margin resulting from a change in any Reference Rating from S&P, Moody’s or Fitch shall become effective on the fifth Business Day after the effective date of any change in such Reference Rating.

If two or more Reference Ratings are unavailable as of the date any determination of the Applicable Margin is to occur, Borrower and the Banks will negotiate in good faith to agree on an alternative method for establishing the Applicable Margin for any affected Advances. Until the earlier of (i) the time at which such an alternative method is agreed upon or (ii) 30 days after the date on which the Reference Rating became unavailable (such 30-day period, the “Negotiation Period”), the interest payable per annum with respect to Eurodollar Loans and Base Rate Loans (to the extent the Applicable Margin thereon is greater than zero) in the affected borrowing will be based upon the Applicable Margin calculated using the last available quote of the two Reference Ratings most recently available.

In the event any Reference Rating shall occur in a different level than the other applicable Reference Ratings, the Commitment Fee, Letter of Credit Fees, and Applicable Margin will be based upon the (a) if Reference Ratings exist by all three rating agencies and the respective ratings issued by two of the rating agencies are the same and one differs, the pricing level shall be determined based on the two ratings that are the same, (b) if Reference Ratings exist by all three rating agencies and none of the respective ratings are the same, then the pricing level shall be determined based on the middle Reference Rating, (c) if only two Reference Ratings exist and they differ by one level, then the pricing level for the higher of such ratings shall apply; and (d) if only two Reference Ratings exist and they differ by more than one level, then the pricing level that is one level lower than the pricing level of the higher Reference Rating shall apply.
Credit Agreement

SCHEDULE 1.1

EXISTING LETTERS OF CREDIT
As of July 6, 2021

L/C #	Issuing Bank	Subsidiary Name	Beneficiary	Amount	Start	End
SLCMMSP04992	USBank	Borrower	Liberty Mutual Insurance Co.	$2,150,000	1/24/08	4/27/22
SLCMSPA07252	USBank	Black Hills Service Company, LLC	Northern Natural Gas Company	$11,266,371	4/23/14	4/23/22
SLCMMSP08162	USBank	Rocky Mountain Natural Gas, LLC	Town of Eagle, Colorado	$159,000	6/2/16	6/2/21
			Total Current L/C's	$13,575,371

Credit Agreement

SCHEDULE 2.1
COMMITMENTS

Bank	Commitment	Letter of Credit Sublimit	Percentage
U.S. Bank National Association	$90,000,000	$18,750,000	12.00000000%
JPMorgan Chase Bank, N.A.	$90,000,000	$18,750,000	12.00000000%
Bank of America, N.A.	$90,000,000	$18,750,000	12.00000000%
Wells Fargo Bank, National Association	$90,000,000	$18,750,000	12.00000000%
BMO Harris Financing, Inc.	$65,000,000	—	8.66666667%
COBank, ACB	$65,000,000	—	8.66666667%
Credit Suisse AG, New York Branch	$65,000,000	—	8.66666667%
MUFG Bank, LTD.	$65,000,000	—	8.66666667%
Royal Bank of Canada	$65,000,000	—	8.66666667%
The Bank of Nova Scotia	$65,000,000	—	8.66666667%
TOTALS	$750,000,000.00	$75,000,000.00	100.00000000%
Credit Agreement

SCHEDULE 4

ADMINISTRATIVE AGENT’S NOTICE AND PAYMENT INFORMATION

Part A – Payments

Loan Repayments, Interest, Fees:

U.S. Bank
ABA #: 091000022
Beneficiary: Syndication Services
Account #: 0006854-2160600
Reference: Black Hills

Part B – Notices

Notices related to commitments, covenants or extensions of expiry/termination dates:

U.S. Bank National Association
Utilities Division
Attention: Joseph Horrigan
214 N Tryon St., 35th Floor
Charlotte, NC 28202
Email: joseph.horrigan@usbank.com

Notices related to Loans and Fees:

U.S. Bank National Association
1420 Fifth Avenue, 9th Floor
Seattle, WA 98101
Attention: Cel Gatdula
Email: maria.gatdula@usbank.com

Notices related to Letters of Credit:

U.S. Bank National Association
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attention: Standby L/C Dept. BC-MN-H20G
Email: Julie.LeTourneau@usbank.com

Address for all Required Executed Documentation and Financial Information:

Credit Agreement

U.S. Bank National Association
Utilities Division
Attention: Joseph Horrigan
214 N Tryon St., 35th Floor
Charlotte, NC 28202
Email: joseph.horrigan@usbank.com

Credit Agreement

SCHEDULE 5.2

SUBSIDIARIES
as of June 30, 2021

	Subsidiary	State of Organization	% Owned by Borrower (directly or indirectly)	Material Subsidiary (as of June 30, 2021)
1.	Black Hills Colorado Electric, Inc.	Delaware	100%	YES
2.	Black Hills Colorado Gas, Inc.	Colorado	100%	NO
3.	Black Hills Colorado IPP, LLC	South Dakota	50.1%	NO
4.	Black Hills Colorado Wind, LLC	Delaware	100%	NO
5.	Black Hills Electric Generation, LLC	South Dakota	100%	NO
6.	Black Hills Energy Arkansas, Inc.	Arkansas	100%	NO
7.	Black Hills Energy Services Company	Colorado	100%	NO
8.	Black Hills Exploration and Production, Inc.	Wyoming	100%	NO
9.	Black Hills Gas, Inc.	Delaware	100%	NO
10.	Black Hills Gas, LLC	Delaware	100%	NO
11.	Black Hills Gas Holdings, LLC	Delaware	100%	NO
12.	Black Hills Gas Parent Holdings II, Inc.	Delaware	100%	NO
13.	Black Hills Gas Resources	Colorado	100%	NO
14.	Black Hills/Iowa Gas Utility Company, LLC	Delaware	100%	NO
15.	Black Hills/Kansas Gas Utility Company, LLC	Kansas	100%	NO
16.	Black Hills/Nebraska Gas, LLC (f/k/a Black Hills/Nebraska Gas Utility Company, LLC)	Delaware	100%	YES
17.	Black Hills Non-regulated Holdings, LLC	South Dakota	100%	NO
18.	Black Hills Plateau Production, LLC	Delaware	100%	NO
19.	Black Hills Power, Inc.	South Dakota	100%	YES
20.	Black Hills Service Company, LLC	South Dakota	100%	YES
21.	Black Hills Shoshone Pipeline, LLC	Wyoming	100%	NO
22.	Black Hills Utility Holdings, Inc.	South Dakota	100%	YES
Credit Agreement

23.	Black Hills Wyoming, LLC	Wyoming	100%	NO
24.	Black Hills Wyoming Gas, LLC	Wyoming	100%	NO
25.	Cheyenne Light, Fuel and Power Company	Wyoming	100%	NO
26.	Mallon Oil Company, Sucursal Costa Rica	Costa Rica	100%	NO
27.	N780BH, LLC	South Dakota	100%	NO
28.	Northern Iowa Windpower LLC	Delaware	100%	NO
29.	Rocky Mountain Natural Gas LLC	Colorado	100%	NO
30	Wyodak Resources Development Corp.	Delaware	100%	NO

Credit Agreement

SCHEDULE 5.5

LITIGATION

None.

Credit Agreement

SCHEDULE 7.9

EXISTING LIENS

1 BHP has granted a first mortgage lien in favor of the trustee on substantially all of the properties used in its electric utility business pursuant to that certain Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999 between BHP and The Chase Manhattan Bank, as trustee (and any successor trustee thereunder), together with all amendments and supplemental indentures thereto.

2. CLF&P has granted a first mortgage lien in favor of the trustee on substantially all of the properties used in its electric utility business pursuant to the CLF&P Indenture, together with all amendments and supplemental indentures thereto.

Credit Agreement

SCHEDULE 7.18

RESTRICTIONS ON DISTRIBUTIONS

1. BHP’s Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999 between BHP and The Chase Manhattan Bank, as trustee (and any successor trustee thereunder), together with all amendments and supplemental indentures thereto, requires that it only declare and pay dividends in cash or property out of unreserved and unrestricted retained earnings and it will not pay dividends when it is insolvent or the payment would render insolvency.

2.    The CLF&P Indenture requires that it only declare and pay dividends in cash or property out of unreserved and unrestricted retained earnings and it will not pay dividends when it is insolvent, the payment would render insolvency, or if an Event of Default exists or would exist immediately after declaring such dividend.

3.    If any of the following Subsidiaries incurs Indebtedness for borrowed money, unless authorized by the Public Utility Commissions or equivalent governmental authority in Arkansas, Kansas, Nebraska, Iowa, Wyoming, and Colorado, such Subsidiary will be prohibited from paying dividends if such payment would reduce its stand-alone equity below 40% of its total long-term capitalization:

a. Black Hills Colorado Electric, LLC
b. Black Hills Colorado Gas, Inc.
c. Black Hills/Iowa Gas Utility Company, LLC
d. Black Hills/Kansas Gas Utility Company, LLC
e. Black Hills Nebraska Gas, LLC
f. Black Hills Energy Arkansas, Inc.
g. Black Hills Wyoming Gas, LLC

As of the date hereof, the following Subsidiaries have Indebtedness for borrowed money.
a. Black Hills Colorado Electric, LLC
b. Black Hills Colorado Gas, Inc.
c.    Black Hills Wyoming Gas, LLC

Credit Agreement

SCHEDULE 11.10(i)

VOTING PARTICIPANTS

AgFirst Farm Credit Bank

Farm Credit Bank of Texas
Credit Agreement